EXHIBIT 99.2

GOSOLUTIONS, INC.

Dear GoSolutions, Inc. shareholder:

          You are cordially invited to attend a special meeting of the shareholders of GoSolutions, Inc. (“GoSolutions”) to be held at 11 a.m. local time, on February 27, 2006, at 1901 Ulmerton Road, Suite 400, Clearwater, Florida 33762. At the meeting, you will be asked to consider and vote upon the following proposal:

1.

To approve the merger agreement and the Merger whereby a wholly-owned subsidiary of VillageEDOCS (“VEDO”) will merge with and into GoSolutions, Inc. (“GoSolutions”), resulting in the GoSolutions shareholders becoming shareholders of VEDO (the “Merger”).

          The Merger between VEDO and GoSolutions and the related transactions are more fully described in the proxy statement/prospectus and the annexes thereto, including the merger agreement (“Merger Agreement”), accompanying this letter.

          After careful consideration, your Board of Directors has unanimously approved the Merger Agreement and the Merger. Your Board of Directors recommends that you vote FOR the approval of the Merger Agreement and the Merger.

          Any action may be taken on the foregoing proposal at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. Only shareholders of record at the close of business on February 24, 2006 are entitled to notice of and to vote at the special meeting or any postponement or adjournment of the meeting.

          Your vote is very important. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

On behalf of the Board of Directors,

/s/ Thor Bendickson

Thor Bendickson Chief Executive Officer

Clearwater, Florida
February 17, 2006

PROSPECTUS	PROXY STATEMENT
of	of
VILLAGEEDOCS	GOSOLUTIONS, INC.

          The Board of Directors of VillageEDOCS (“VEDO”) and GoSolutions, Inc. (“GoSolutions”) have agreed to merge a wholly-owned subsidiary of VEDO with and into GoSolutions causing GoSolutions to become a wholly-owned subsidiary of VEDO. The closing of this Merger is subject to the approval of GoSolutions’ shareholders and certain other closing conditions.

          Upon the completion of the Merger, VEDO will acquire each outstanding share of GoSolutions common stock from GoSolutions shareholders in return for 60,000,000 million shares of VEDO common stock representing 2.226556 shares of VEDO common stock for each share of GoSolutions common stock and 4.433223 shares of VEDO common stock for each share of GoSolutions Series A preferred stock. VEDO’s common stock is traded in the over-the-counter market in the “pink sheets” or on the “electronic bulletin board” of the National Association of Securities Dealers, Inc. Additional information regarding VEDO is included in the attached materials.

          Based on this exchange ratio and the capitalization of VEDO as of February 24, 2006, the 60,000,000 shares of GoSolutions common stock expected to be issued to shareholders of GoSolutions in the Merger would represent approximately 37.7% of all of the shares of VEDO capital stock outstanding immediately following the Merger and 23.03% of all of the shares if all options and warrants to purchase shares of the common stock, respectively, of VEDO were exercised as of the date of the Merger.

          We strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters referred to under “Risk Factors” beginning on page 10.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the VEDO common stock to be issued in the Merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The date of this proxy statement/prospectus is February 17, 2006 and this proxy statement/prospectus and the accompanying proxies to be voted are first being mailed to the shareholders of GoSolutions on or about February 17, 2006.

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QUESTIONS AND ANSWERS

ABOUT THE VEDO/GOSOLUTIONS MERGER

Q:	Why are the two companies proposing to merge?

A:	VEDO and GoSolutions believe that the acquisition by VEDO of GoSolutions will enable the combined company to:

•	create a more complete business solution;

•	respond more quickly and effectively to technological change, increased competition and market demands;

•	more effectively sell and market its business solutions;

•	create a unified applications platform; and

•	increase the likelihood of accessing public capital markets and obtaining conventional financing from commercial banks.

Q:	When is the special shareholders’ meeting relating to the Merger and what specific proposals will I be asked to consider?

A:	The GoSolutions’ special shareholders’ meeting will take place at 11 a.m. on February 27, 2006 at 1901 Ulmerton Road, Suite 400, Clearwater, Florida 33762. At the special meeting:

•

GoSolutions shareholders will be asked to approve the Merger Agreement and the Merger whereby a wholly-owned subsidiary of VEDO will merge with and into GoSolutions, resulting in GoSolutions shareholders becoming shareholders of VEDO.

The GoSolutions’ Board of Directors unanimously recommends voting in favor of this proposal.

Q:	If I am not going to attend the shareholders’ meeting, should I return my proxy instead?

A:	Yes. Please fill out and sign your proxy and return it in the enclosed envelope as soon as possible. Returning your proxy ensures that your shares will be represented at the special meeting.

Q:	What do I do if I want to change my vote?

A:	Send in a later-dated, signed proxy to GoSolutions’ Secretary before the special meeting or attend the special meeting in person and vote.

Q:	Should you send in your stock certificates now?

A:

No. Do not send in your stock certificates until after the Merger has closed. GoSolutions will notify you after the Merger has closed and provide you with a letter of transmittal for you to complete in connection with the delivery of your stock certificates.

Q:	What do I need to do now?

A:

Please mail your signed proxy in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. In addition, you may attend the special meeting in person, rather than signing and mailing your proxy.

Q:	How do GoSolutions’ officers and directors plan to vote on the Merger?

A:

GoSolutions’ Board of Directors has unanimously approved the Merger Agreement and the Merger and recommends that GoSolutions’ shareholders approve the Merger Agreement and the Merger. You should also be aware that GoSolutions’ executive officers, directors, and certain other GoSolutions’ shareholders have already agreed to vote in favor of the Merger Agreement and the Merger.

Q:	How do VEDO’s officers and directors plan to vote on the issuance of shares of VEDO common stock to GoSolutions shareholders?

A:	VEDO’s Board of Directors has unanimously approved the Merger Agreement, the Merger, and the issuance of shares of VEDO common stock to GoSolutions’ shareholders.

Q:	What will holders of GoSolutions common stock receive as a result of the Merger?

A:	Each GoSolutions shareholder will be entitled to receive 2.226556 shares of VEDO common stock for each share of GoSolutions common stock held by the shareholder at the time of the Merger.

Q:	What will holders of GoSolutions Series A preferred stock receive as a result of the Merger?

A:	Each GoSolutions shareholder will be entitled to receive 4.433223 shares of VEDO common stock for each share of GoSolutions Series A preferred stock held by the shareholder at the time of the Merger.

Q:	What will happen to employee stock options held by GoSolutions employees?

A:	All outstanding options to purchase shares of GoSolutions common stock under GoSolutions’ 2001 Incentive Stock Option Plan, whether or not exercisable, will be canceled prior to the closing.

Q:	How many shares of VEDO common stock will be issued in the Merger?

A:

VEDO will issue 60,000,000 shares of its common stock for all of GoSolutions’ outstanding shares of capital stock. These shares would represent approximately 37.7% of the total capital stock of VEDO and 23.03% of the total capital stock of VEDO if all options and warrants to purchase shares of the common stock, respectively, of VEDO were exercised as of the date of the Merger.

Q:	Are GoSolutions shareholders free to immediately resell the VEDO common stock received in the Merger?

A:

The shares of VEDO common stock to be issued to GoSolutions shareholders in the Merger have not been registered under any federal or state securities laws. The shares of VEDO common stock are being issued in reliance on exemptions from registration under the Securities Act of 1993 (the “Act”) and the provisions of applicable state securities laws. Thus, shares of VEDO common stock constitute “restricted securities” under the securities laws, and they may be reoffered, sold, transferred, pledged, hypothecated or otherwise disposed of only (i) pursuant to an effective registration statement filed in compliance with the Act and any applicable state securities laws, or (ii) in a transaction which, in the opinion of counsel to VEDO, is exempt from registration under the Act and any applicable state securities laws. Pursuant to the terms of the Merger Agreement, VEDO is obligated to file a registration statement covering the resale of the common stock issued to GoSolutions shareholders in exchange for their shares of GoSolutions’ common stock. There is a limited public market for the shares of VEDO common stock and there can be no assurance that a more liquid market will ever develop.

Q:	Will GoSolutions shareholders receive fractional shares as a result of the Merger?

A:

No. All fractional shares of VEDO common stock that are less than one-half will be rounded down to the nearest whole share, and all fractional shares that are more than one-half will be rounded up to the nearest whole share.

Q:	What are the tax consequences to GoSolutions shareholders of the Merger?

A:

The Merger is intended to be treated as a tax-free reorganization for federal income tax purposes. If the Merger qualifies as a reorganization, GoSolutions shareholders generally will not recognize gain or loss on the exchange of their stock in the Merger. Tax matters, however, are very complicated and the tax consequences of the Merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the Merger to you. GoSolutions had an income tax net operating loss of approximately $4,930,080 as of the fiscal year ending September 30, 2005. Under applicable Internal Revenue Code provisions and the Treasury Regulations thereunder, it appears the Merger may severely limit use of some or all of the net operating loss to offset taxable income in the future. To review the tax consequences to GoSolutions shareholders in greater detail, including the potential limitation of use of some or all of GoSolutions’ net operating loss, see the section entitled “The Merger and Related Agreements – Certain United States Federal Income Tax Considerations” in this proxy statement/prospectus.

Q:	Do GoSolutions shareholders have dissenters’ rights in connection with the Merger?

A:

Yes. GoSolutions shareholders are entitled to dissenters’ rights in connection with the Merger. These rights are described in the section entitled “Dissenters’ Rights of GoSolutions Shareholders” in this proxy statement/prospectus.

Q:	Will a GoSolutions shareholder’s rights as a VEDO shareholder be different than a GoSolutions shareholder’s rights as a GoSolutions shareholder?

A:

Yes. At the time of the Merger and upon the exchange of GoSolutions common stock for VEDO common stock, each GoSolutions shareholder will become a VEDO shareholder. There are important differences between the rights of shareholders of GoSolutions and shareholders of VEDO.

Please carefully review the description of these differences in the section entitled “Comparison of Capital Stock” in this proxy statement/prospectus.

Q:	When do you expect the Merger to be completed?

A:	VEDO and GoSolutions expect to complete the Merger on or about February 28, 2006.

Q:	Who should I call with questions?

A:	If you have any questions about the Merger, please call Thor Bendickson, the Chief Executive Officer of GoSolutions, at (866) 525-0707.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

          This proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of VEDO with and into GoSolutions, and is being sent to the holders of capital stock of GoSolutions. This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referenced in it for a more complete understanding of the Merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the Merger Agreement which is attached hereto as Annex I.

The Companies

          GoSolutions, Inc. GoSolutions, Inc., incorporated in Florida in November 2000,  is a privately held communications solutions provider (“CSP”) offering hosted access to unified messaging and enhanced telephony services. GoSolutions serves its customers at the enterprise, reseller and retail level. GoSolutions’ primary line of business is to develop, customize, market and support the efficient delivery of the GoSolo unified communications service. As a result, GoSolutions has proficiencies in telephony and Internet applications development, network operations, customer care, billing, sales and marketing, and systems integration.

          VillageEDOCS. VillageEDOCS was incorporated in 1995 in Delaware and reincorporated in California in 1997. VillageEDOCS has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally. On February 17, 2004, VillageEDOCS acquired Tailored Business Systems, Inc. (“TBS”). TBS provides various programming, processing and printing services to governmental entities, including installing software, hardware, printing and mailing of property tax forms. On June 16, 2004, the holders of a majority of the voting capital stock of VillageEDOCS approved a Plan of Restructuring that included the reorganization of VillageEDOCS’ electronic document delivery business into a wholly owned subsidiary. In connection with the reorganization, VillageEDOCS formed MessageVision, Inc. (“MVI”) on October 25, 2004. Effective April 1, 2005, VillageEDOCS acquired Phoenix Forms, Inc. dba Resolutions (“PFI” or “Resolutions”).  Resolutions provides products for document management, document archiving, document imaging, imaging software, document scanning, e-mail archiving, document imaging software, and electronic forms, document archiving, and e-mail archiving.

          VEDO Merger Sub, Inc. VEDO Merger Sub, Inc. (“VEDO Merger Sub”) is a wholly-owned subsidiary of VEDO and is a Florida corporation recently organized by VEDO for the purpose of effecting the Merger. VEDO Merger Sub has no assets and has not engaged in any activities except in connection with the Merger.

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Special Meeting of Shareholders of GoSolutions

          Date, Time, Place and Purpose. The date, time and place of the GoSolutions special shareholders’ meeting are as follows:

February 27, 2006
11:00 a.m.
1901 Ulmerton Road, Suite 400
Clearwater, Florida 33762

          At the special meeting:

•

GoSolutions shareholders will be asked to approve and adopt the Merger Agreement, dated February 16 2006, pursuant to which a wholly-owned subsidiary of VEDO will merge into GoSolutions causing GoSolutions to become a wholly-owned subsidiary of VEDO, and to approve such Merger.

          Record Date. Only GoSolutions shareholders of record at the close of business on the GoSolutions record date, February 24, 2006, are entitled to notice of and to vote at the GoSolutions special shareholders’ meeting.

          GoSolutions Required Vote. Under applicable Florida law, the charter documents of GoSolutions, and the Merger Agreement, approval of the Merger requires: (i) the affirmative vote of holders of a majority of the outstanding shares GoSolutions common stock and the GoSolutions Series A preferred stock voting together as a single class and (ii) the affirmative vote of holders of a majority of the outstanding shares of GoSolutions Series A preferred stock voting as a separate class.

          All GoSolutions executive officers, directors, and other affiliates have agreed to vote all shares over which they exercise voting control for the approval of the Merger Agreement and the Merger.

          As of February 16, 2006, there were:

•	35 shareholders of record of GoSolutions common stock and 5,165,872 shares of GoSolutions common stock outstanding.

•	6 shareholders of record of GoSolutions Series A preferred stock and 10,000,000 shares of Series A preferred stock outstanding.

          Recommendation of the GoSolutions Board of Directors. The GoSolutions Board of Directors has unanimously approved the Merger Agreement and the Merger and believes that the Merger Agreement and the Merger is fair to, and in the best interests of, GoSolutions and its shareholders. The GoSolutions Board of Directors, therefore, unanimously recommends that holders of GoSolutions capital stock vote FOR approval of the Merger Agreement and the Merger.

The Merger and Merger Agreement

          Effective Time of the Merger. The Merger will become effective upon the effectiveness of the filing of articles of merger with the Secretary of Florida. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the closing of the Merger will be on or about February 28, 2006.

          Effect of the Merger. At the closing of the Merger, VEDO Merger Sub, a wholly-owned subsidiary of VEDO, will be merged with and into GoSolutions, the corporate existence of VEDO Merger

Sub will cease and GoSolutions will continue as the surviving corporation and as a wholly-owned subsidiary of VEDO.

          As of the closing of the Merger, by virtue of the Merger and without any action on the part of VEDO Merger Sub, GoSolutions or the holder of any shares of GoSolutions capital stock, the following will occur in accordance with the terms and conditions of the Merger Agreement:

•	All outstanding shares of GoSolutions common stock will be converted into the right to receive 2.226556 shares of VEDO common stock for each such share of GoSolutions common stock;

•

All outstanding shares of GoSolutions Series A preferred stock will be converted into the right to receive 4.433223 shares of VEDO common stock for each such share of GoSolutions Series A preferred stock; and

•	All outstanding options, warrants and other right to purchase GoSolutions capital stock will be canceled.

Conduct Prior to the Merger. GoSolutions has generally agreed to operate its business in the ordinary course and consistent with past practice prior to the Merger.

Conditions of the Merger. Consummation of the Merger is subject to the satisfaction of various conditions, including:

•	approval of the Merger by the requisite vote of the GoSolutions shareholders;

•	the representations and warranties of each of the parties to the Merger Agreement being materially true and correct immediately prior to the closing of the Merger;

•	there being no restraining orders, injunctions or other orders preventing the consummation of the Merger; and

•	performance in all material respects of all obligations required to be performed under the Merger Agreement by the parties.

Termination. The Merger Agreement may be terminated under certain circumstances, including:

•	by mutual written consent of VEDO and GoSolutions;

•	by either VEDO or GoSolutions if the other party commits certain breaches of representations, warranties or covenants contained in the Merger Agreement;

•	by either VEDO or GoSolutions if any legal restraint prevents the consummation of the Merger;

•

by VEDO if GoSolutions Stockholders holding more than the number of issued and outstanding GoSolutions voting securities that are convertible into 1,525,000 or more shares of VEDO Common Stock shall have voted against the Merger and exercised their dissenters’ rights.; or

•	by either VEDO or GoSolutions if the Merger is not consummated on or before March 31, 2006.

          Conduct of the Combined Companies Following the Merger. VEDO currently plans to maintain the operations of GoSolutions as an independent, operating subsidiary of VEDO following the Merger.

Related Agreements

          Employment Agreements

          Thor Bendickson, Fred Burris, and Shaun Pope have been offered employment agreements by VEDO to ensure an orderly transition and to provide for continuity of business. The following table summarizes these agreements:

Employee	Title	Term	Salary	Options	Severance

Bendickson, Thor	CEO	3 years	$190,000	3,000,000	12 months

Burris, Fred	CFO	2 years	$150,000	2,000,000	6 months

Pope, Shaun	VP Sales & Mktg	1 year	$150,000	750,000	4 months

          All options vest, according to the VEDO Option Plan, ratably over a 5 year period or until employment is terminated (except 500,000 of Bendickson’s options which will vest after six months). Severance is contingent on being terminated without cause and is the greater of the remaining term of the agreement or the severance period defined above.

Related Party Transactions

          The Company uses legal services from an entity in which a member of GoSolutions Equity LLC is a partner. The aforementioned member also holds Series B preferred stock.

          The sole beneficiary of The Zant Trust provides customer referral services to GoSolutions.

          In December 2005, GoSolutions entered into a lease for its new corporate office with an entity in which a member of GoSolutions Equity LLC owns an interest. The aforementioned member also holds Series B preferred stock. The term of the lease is for five (5) years, which term is due to commence on or about March 15, 2006. Management believes the consideration due under the lease approximates market value.

Other Considerations

          Certain Federal Income Tax Considerations. The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the Merger so qualifies, no gain or loss will generally be recognized by the holders of shares of GoSolutions capital stock on the exchange of their shares of GoSolutions capital stock for shares of VEDO common stock. GoSolutions had an income tax net operating loss of approximately $4,930,080 as of the fiscal year ending September 30, 2005. Under applicable Internal Revenue Code provisions and the Treasury Regulations thereunder, it appears the Merger may severely limit use of some or all of the net operating loss to offset taxable income in the future. All GoSolutions shareholders should read carefully the discussion in the “The Merger and Related Transactions -- Certain United States Federal Income Tax Considerations” section of this proxy statement/prospectus. Further, all GoSolutions shareholders are urged to consult their own tax advisors as to the tax consequences of the Merger to them.

          Dissenters’ Rights. Holders of GoSolutions capital stock who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by Florida law, exercise dissenters’ rights and receive cash for their shares of GoSolutions capital stock. A dissenting shareholder of GoSolutions must follow the appropriate procedures under Florida law or he or she will lose such rights. See the section entitled “Dissenters’ Rights of GoSolutions Shareholders” in this proxy statement/prospectus.

RISK FACTORS

          You should carefully consider the risks described below before making your decision to consent to the Merger Agreement and the Merger. The risks and uncertainties described below are not the only ones facing VEDO and GoSolutions. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations.

          If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed.

GoSolutions and VillageEDOCS may not realize any benefits from the Merger.

          Although we believe there will not be any significant changes to the operations of GoSolutions as a result of the Merger, achieving the full benefit of the Merger will depend in part on the integration of technology, operations and personnel. We do not expect the integration of GoSolutions and VillageEDOCS to be a complex, time consuming or expensive process, as GoSolutions will continue to operate as an autonomous subsidiary; however, some business disruption could be expected if we are unable to complete the integration in a timely and efficient manner. Among the challenges involved in this integration are demonstrating to customers that the Merger will not result in adverse changes in client service standards or business focus.

If the conditions to the Merger are not met, the Merger will not occur.

          Several conditions must be satisfied or waived to complete the Merger. These conditions are described under “Terms of the Merger -- Conditions to the Merger” and in detail in the Merger Agreement. GoSolutions and VillageEDOCS cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and GoSolutions and VillageEDOCS each may lose some or all of the intended benefits of the Merger. For example, if either party’s representations and warranties are not materially true and correct at the closing or either party suffers a material adverse change in its condition prior to closing, the other party may not be required to close.

GoSolutions and VillageEDOCS each have limited operating histories which makes financial forecasting and evaluation of the combined company’s business difficult.

          GoSolutions’ and VillageEDOCS’ limited operating histories make it difficult to forecast the combined company’s future operating results. GoSolutions was founded in November 2000, began operating in August 2001, and began generating significant revenue in September 2001. VillageEDOCS was founded and began operating in March 1999, but did not reporting income from operations until the quarter ended June 30, 2004, and has reported net losses through the quarter ended September 30, 2005. Neither company has a long history upon which to base forecasts of future operating results, and any predictions about our future revenues and expenses may not be as accurate as they would be if GoSolutions and VillageEDOCS had a longer business history.

VillageEDOCS will need to raise substantial additional capital after the Merger and there is no assurance that it will be able raise such capital.

          After the Merger, VillageEDOCS will be required to raise additional capital if it is to expand its business and consummate additional acquisitions. There is no assurance that such additional capital will be available, or if available, on favorable terms. Any additional capital raising transaction could be extremely dilutive to the GoSolutions shareholders who are receiving VillageEDOCS common stock in the Merger. Furthermore, GoSolutions is in a significant negative net working capital position as of the date of the Merger. There is no assurance that either VillageEDOCS or GoSolutions will generate sufficient working capital from its operations in order to satisfy the obligations creating this negative net working capital position.

GoSolutions and VillageEDOCS cannot predict whether they will be successful together because the combined business model is unproven and markets in which they are operating are developing.

          Though we believe that VillageEDOCS has successfully integrated two other acquisitions in the last three years, the GoSolutions’ and VillageEDOCS’ combined business strategy is unproven, and it is too early to gauge reliably market penetration rates for VillageEDOCS’ services. To date, neither GoSolutions nor VillageEDOCS have established a definite demand or a reliable cost to add a customer for these services. In addition, there can be no assurance that GoSolutions or VillageEDOCS will be successful in the offering of any additional services that are currently planned. If the demand is lower than anticipated, or the cost to add a customer is higher than anticipated, GoSolutions’ and VillageEDOCS’ business, prospects, financial condition and results of operations would be materially and adversely affected.

The market in which GoSolutions and VillageEDOCS operate is highly competitive, and the combined companies may be unable to compete successfully against new entrants and established industry competitors with significantly greater financial resources.

          Competition in the converging Internet and telecommunications industries is becoming increasingly intense. GoSolutions and VillageEDOCS face competition for products and services from both public and private companies, as well as general voice mail providers, fax providers, paging companies, Internet service providers, email providers and internet telephony companies. Competitive pressures may impair the combined companies’ ability to achieve profitability. The increased competition may also make it more difficult for GoSolutions and VillageEDOCS to successfully enter into strategic relationships with major companies, particularly if the goal is to have an exclusive relationship with a particular company. GoSolutions and VillageEDOCS compete against other companies that provide one or more of the services that VillageEDOCS currently provides. In addition, these competitors may add services to their offerings to provide enhanced telephony services comparable to those offered by the combined companies. Future competition could come from a variety of companies both in the Internet industry and the telecommunications industry. These industries include major companies that have much greater resources than the combined companies have, have been in operation for many years and have large customer bases. These companies may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than either GoSolutions or VillageEDOCS may be able to do. There can be no assurance that additional competitors will not enter markets that either GoSolutions or VillageEDOCS plan to serve or that either company will be able to compete effectively. Increased competition may result in price reductions, reduced gross margins and loss of market share. GoSolutions or VillageEDOCS may be unable to attain, maintain or enhance our competitive position against their current and future competitors.

GoSolutions’ and VillageEDOCS’ industry is subject to rapid technological change and it must adapt quickly to compete effectively.

          The markets in which VillageEDOCS competes is characterized by (i) rapidly changing technology in information systems, networks, and information security software; (ii) evolving industry standards and communications protocols; and (iii) frequent improvements in products and services. Speech driven communications in particular have experienced rapid changes. These changes can be attributable to frequent new product introductions, continuing advances in technology, and changes in customer requirements and preferences. To succeed, VillageEDOCS must continually improve its current products and services and develop and introduce new products and services that are competitive in terms of price, performance, and quality. These products must adequately address the information security requirements of its customers and their evolving information systems and networks.

          The introduction of new technologies could render VillageEDOCS’ existing products and services obsolete or unmarketable or require VillageEDOCS to invest in research and development at much higher rates with no assurance of developing competitive products. Changes in technologies or customer requirements also may cause the development cycle for VillageEDOCS’ new products and services to be lengthy and result in significant development costs. VillageEDOCS may not be able to counter challenges to its current products and services, and its future products and service offerings may not keep pace with the technological changes implemented by competitors, developers of operating systems or networking systems, or persons seeking to breach information security. VillageEDOCS’ products and services may not satisfy evolving preferences of customers and prospects. Because of the complexity of VillageEDOCS’ applications, which operate on or use multiple platforms and communications protocols, VillageEDOCS may experience delays in introducing new products and service enhancements primarily due to development difficulties or shortages of development personnel. There can be no assurance that VillageEDOCS will not experience lengthy delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new products and services or service enhancements. If VillageEDOCS fails to develop and introduce new products or improve existing services in a timely fashion, such failure may have a material adverse effect on VillageEDOCS’ business, prospects, financial condition and results of operations.

GoSolutions currently depends on one large customer for the majority of its revenue.

          Presently, sixty percent (60%) of GoSolutions’ revenue is derived from independent representatives of Primerica Life Insurance Company (“PLIC”). PLIC represents the majority of GoSolutions’ client base. PLIC has also been instrumental in assisting GoSolutions with broadening its appeal within Citigroup, notably with Travelers Life and Annuity, National Benefit Life, Traveler’s Bank, Citigroup Asset Management and Citibank Mortgage (collectively “Citigroup Affiliates”). PLIC is currently endorsing GoSolutions flagship service, GoSolo, and is under contract to do so for a period of eight months; however, if GoSolutions contractual relationship with PLIC were to deteriorate, or terminate, it is very likely that GoSolutions ongoing progress with the Citigroup Affiliates would also be adversely affected. Based on the present resources of VillageEDOCS and GoSolutions, it is unlikely this situation will change after the Merger or in the very near future.

GoSolutions may have difficulty in retaining its customers, which may prevent its long-term success.

          GoSolutions anticipates that its sales and marketing and other costs of acquiring new subscriptions outside of its existing client base will be substantial relative to the monthly fees derived from subscriptions. Accordingly, GoSolutions believes that its long-term success depends largely on its ability to retain its existing customers, while continuing to attract new ones. GoSolutions continues to invest significant resources in its network infrastructure and customer and technical support capabilities to provide high levels of customer service. GoSolutions cannot be certain that these investments will maintain or improve customer retention. GoSolutions believes that competition from its competitors has caused, and may continue to cause, some of its customers to switch to a competing service provider. In addition, some new customers use the GoSolo service only as a novelty and do not become consistent users of the service and, therefore, may be more likely to discontinue their service. These factors adversely affect GoSolutions customer retention rates. Any decline in customer retention rates could have a material adverse effect on GoSolutions business, prospects, financial condition and results of operations.

GoSolutions’ and VillageEDOCS’ failure to manage growth effectively could impair their business.

          We believe that the combination of these two companies will open new cross-marketing opportunities in each companies respective customer base. This expansion of business could place a significant strain on its management, financial and other resources. GoSolutions’ and VillageEDOCS’ ability to manage future growth, if it occurs, will also depend upon the capacity, reliability and security of both companies network infrastructure. There can be no assurance that these expansions will be successfully completed. GoSolutions and VillageEDOCS’ inability to promptly address and respond to these circumstances could have a material adverse effect on their business, prospects, financial condition and results of operations.

GoSolutions’ and VillageEDOCS’ success depends on the retention of existing executive officers and the ability to hire and retain additional key personnel.

          GoSolutions’ and VillageEDOCS’ future performance depends in significant part upon the continued service of the executive officers named in the “Management” sections and other key technical, sales and management personnel. The loss of the services of one or more of any of the named executive officers or other key employees could have a material adverse effect on the business, prospects, financial condition and results of operations of GoSolutions and VillageEDOCS. GoSolutions’ and VillageEDOCS’ future success also depends on their continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that either company can retain its key employees or that either company can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

GoSolutions is dependent on third party technologies and services.

          GoSolutions has incorporated technology developed by third parties in the GoSolo service and the services to be provided to our partners. GoSolutions will continue to incorporate third-party technology in future products and services. GoSolutions has limited control over whether or when these third-party technologies will be developed or enhanced. In addition, GoSolutions’ competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third-party fails or refuses to timely develop, license or support technology necessary to GoSolutions’ services, market acceptance of GoSolutions services could be adversely affected. In addition, GoSolutions relies on, and will continue to rely on, services supplied by third parties such as telecommunications, Internet access and power. If these services fail to meet industry standards for quality and reliability, market acceptance of GoSolutions services could be adversely affected.

The Internet could become subject to regulations that affect the business of both VillageEDOCS and GoSolutions.

          Our business segments, both directly and indirectly, rely on the Internet and other electronic communications gateways. We intend to expand our use of these gateways. To date, the use of the Internet has been relatively free from regulatory restraints. However, legislation, regulations, or interpretations may be adopted in the future that constrain our own and our customers’ abilities to transact business through the Internet or other electronic communications gateways. There is a risk that any additional regulation of the use of such gateways could have a material adverse effect on our business and financial condition.

GoSolutions’ services may become subject to burdensome telecommunications regulation which could increase GoSolutions’ costs or restrict its service offerings.

          The GoSolo service provides Internet messaging and telecommunication services through data transmissions over both the public switched telecommunication network (“PSTN”) and the Internet. The PSTN based telecommunications services provided by GoSolo are subject to regulation by the Federal Communications Commission (“FCC”), state public utility commissions and foreign governmental authorities. These regulations affect the prices GoSolutions pays for transmission services, the competition it faces from telecommunications services and other aspects of GoSolutions’ market. The FCC does not currently regulate the Internet messaging services provided as part of GoSolo. However, as Internet services and telecommunications services converge or as the services GoSolutions offers expand, there may be increased regulation of GoSolutions’ business. Therefore, in the future, GoSolutions believes it will very likely become subject to additional agency regulations. Changes in the regulatory environment could decrease GoSolutions’ revenues, increase GoSolutions’ costs and restrict GoSolutions’ service offerings.

Protection of VillageEDOCS’ intellectual property is limited, risk of third party claims of infringement.

          GoSolutions regards its software as proprietary, and GoSolutions’ success and ability to compete depends, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others; GoSolutions may fail to do so. GoSolutions will rely on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect its proprietary software, documentation, and other proprietary information. In addition, GoSolutions will execute confidentiality and non-disclosure agreements with its employees and will limit access to distribution of its proprietary information. These efforts will allow GoSolutions to rely upon the knowledge and experience of its management and technical personnel, to market its existing products, and to develop new products. The departure of any of GoSolutions’ management or technical personnel, the breach of their confidentiality and non-disclosure obligations to GoSolutions, or the failure to achieve its intellectual property objectives may have a material adverse effect on GoSolutions’ business. Although GoSolutions believes that the effectiveness of its products and services does not depend entirely upon the secrecy of its proprietary or licensed technology, the public disclosure of its technology could reduce the level of its product licensing. Further, litigation to defend and enforce GoSolutions’ intellectual property rights could result in substantial costs and diversion of GoSolutions’ resources and could have a material adverse effect on GoSolutions’ business, prospects, financial condition and results of operations regardless of the final outcome of such litigation. Despite GoSolutions’ efforts to safeguard and maintain its proprietary rights, GoSolutions may not be successful in doing so or the steps taken by GoSolutions in this regard may not be adequate to deter misappropriation or independent third-parties from copying or otherwise obtaining and using GoSolutions’ products, services, technology, or other information that GoSolutions regards as proprietary. Also, others may independently develop similar technologies or duplicate GoSolutions technology. GoSolutions’ inability to protect its proprietary rights may have a material adverse effect on it. As the number of similar products and services in the industry increases and the functionality of these products further overlap, GoSolutions may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. Other third parties could assert infringement or misappropriation claims against GoSolutions in the future with respect to current or future products and services. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management’s attention and of GoSolutions’ resources.

          Specifically, GoSolutions has been notified that it may be infringing on one or more patents held by Webley Systems, Inc. Although a condition of closing is that GoSolutions and VEDO receive a written declaration of counsel that based upon such firm’s review of the actions of GoSolutions, as stated in a GoSolutions certificate describing such actions, it is more likely than not that a court would determine that GoSolutions acted in good faith, and reasonably believed it had a right to act in the manner that was found to be infringing there is no assurance that the ultimate outcome of the Webley Systems, Inc. patent infringement claim will not have an adverse impact upon GoSolutions and VEDO. VEDO and GoSolutions have agreed to carve out the Webley Systems, Inc. patent infringement claims as a matter giving VillageEDOCS a right of indemnification against GoSolutions. In addition, GoSolutions has agreed that certain of the existing patent infringement claims against VEDO are also a carve out against the GoSolutions rights of indemnification against VEDO under the Merger Agreement.

The businesses could be adversely affected if we infringe on intellectual property rights of third parties.

          Litigation regarding intellectual property rights is common in the software and technology industries.

          VillageEDOCS has in the past received letters alleging that they are infringing the intellectual property rights of AudioFax. We do not believe the proprietary nature of the AudioFax software is critical to our current or future market competitiveness. Several providers of fax service software have patent license agreements with AudioFax, and it is our understanding that our use of these other fax software platforms would indemnify us from any infringement of AudioFax patents. We currently plan to migrate to a fax software platform that is compatible with current technology, has existing license agreements with AudioFax, and will indemnify us from infringement of AudioFax patents. This migration is subject to the Company’s ability to obtain the additional capital needed for the license fees for the other fax software platforms.

          GoSolutions has in the past received letters alleging that they are infringing the intellectual property rights of Parus Holdings, the parent company of Webley Systems. We have gotten advice from a prominent intellectual property attorney with experience in this industry with respect to the validity of the Parus patent, and have been made aware that there is substantial evidence to the effect that there existed prior art to the Parus patent that could impact its effectiveness. We have made efforts to migrate away from the technologies that are affected, and plan to continue to derive larger portions of revenue from different technologies to reduce any exposure to this intellectual property

          We may in the future be the subjects of claims for infringement, invalidity, or indemnification claims based on such claims of other parties’ proprietary rights. These claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, or require us to enter into royalty or licensing agreements. There is a risk that such licenses would not be available on reasonable terms, or at all. Although we believe we have the ability to use our intellectual property to operate, market, and license our existing products without incurring liability to third parties, there is a risk that our products and services infringe the intellectual property rights of third parties.

Acts of terrorism, responses to acts of terrorism and acts of war may impact our business and our ability to raise capital.

          The September 11, 2001 terrorist attacks in the United States were unprecedented acts of international terrorism. We cannot predict the continued effect of those acts and similar acts that have occurred more recently in Europe on the economy of the United States or on the global economy. Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate. In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict. We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

VillageEDOCS’ current and future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

          VillageEDOCS has a limited operating history, and has generated only limited revenues to date. It cannot forecast with any degree of certainty the amount of revenue to be generated by any of its services. In addition, it cannot predict the consistency of its quarterly operating results. Factors which may cause its operating results to fluctuate significantly from quarter to quarter include:

•	its ability to attract new and repeat customers;

•	its ability to keep current with the evolving requirements of our target market;

•	its ability to protect our proprietary technology;

•	the ability of its competitors to offer new or enhanced products or services; and

•	unanticipated delays or cost increases with respect to research and development.

          Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

VEDO may be required to restate its prior period financial statements.

          On February 3, 2006, VEDO received a letter from the U.S. Securities and Exchange Commission (the “Commission”) requesting information regarding the accounting treatment of imbedded conversion features of certain convertible notes in the company’s financial statements under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” In addition, the Commission has requested additional information regarding the accounting treatment, pursuant to SFAS 141 “Business Combinations,” of certain warrants and other consideration issued to employees in connection with the acquisition of Tailored Business Systems, Inc. in 2004 and the acquisition of Phoenix Forms, Inc. in 2005, which were recorded as part of the purchase price rather than expensed as incurred. VEDO is preparing its responses to the Commission; however, at the present time, it is not known whether the Commission will ultimately accept VEDO’s positions regarding the accounting treatment of its convertible notes or acquisition-related costs, particularly in view of the Commission’s recent interpretations of EITF 00-19. Should the Commission indicate that it does not agree with VEDO’s positions, VEDO may be required to amend and restate one or more of its periodic reports and related financial statements for prior periods. At this time, VEDO has not quantified the effects of any such restatements; however, it is believed that the amounts would be material.

The following risks related principally to the new capital structure of the combined companies:

One shareholder owns a majority of VillageEDOCS’ outstanding common stock and is able to control our actions.

          One shareholder and his wife own 58,653,171 shares, or approximately 59.1%, of the outstanding shares of VillageEDOCS’ common stock as of December 31, 2005. In addition, as of December 31, 2005, these individuals hold warrants to purchase an additional 5,000,000 shares of the common stock at $0.10 per share and secured convertible promissory notes convertible into an additional 1,209,297 shares of the common stock of VillageEDOCS at $0.14 per share. These individuals have the ability to elect the entire board of directors and to approve or disapprove all other matters requiring the vote of shareholders. In addition, Barron Partners, LP owns 2,500,000 shares, or approximately 2.5% of the outstanding shares of VillageEDOCS’ common stock as of December 31, 2005 and has the right to acquire up to 53,500,000 shares of the common stock pursuant to outstanding shares of the Series A preferred stock (convertible to 13,500,000 shares of the common stock on a one-for-one basis), warrants to purchase up to 32,000,000 shares of the common stock at $0.10 per share, and warrants to purchase up to 8,000,000 shares of the common stock at $0.25 per share. Barron Partners, LP will also be able to significantly influence corporate actions requiring shareholder consent.

VillageEDOCS’ officers and directors may be able to influence stockholder actions.

          Executive officers and directors, in the aggregate, beneficially own approximately 23.7% of VillageEDOCS’ outstanding voting stock. These stockholders acting together may be able to significantly influence matters requiring approval by the stockholders, including the election of directors, and the approval of mergers or other business combination transactions in a manner that could conflict with the other stockholders.

VillageEDOCS’ Certificate of Incorporation limits director liability, thereby making it difficult to bring any action against them for breach of fiduciary duty.

          As permitted by California law, VillageEDOCS’ Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of its charter provision and California law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

The following risks relate principally to VillageEDOCS common stock and its market value:

Penny stock regulations may impose certain restrictions on marketability of VillageEDOCS stock.

          The U.S. Securities and Exchange Commission (the “Commission) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. As a result, the VillageEDOCS common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell VillageEDOCS’ securities and may affect the ability of GoSolutions shareholders to sell VillageEDOCS’ securities in the secondary market and the price at which such purchasers can sell any such securities.

VillageEDOCS has never paid dividends on the common stock and does not expect to pay any in the foreseeable future.

          VillageEDOCS has not paid any dividends on its common stock since its inception and does not intend to pay dividends on its common stock in the foreseeable future. Any earnings that VillageEDOCS may realize in the foreseeable future will be retained to finance the growth of VillageEDOCS.

The number of shares eligible for future sale may adversely affect the market for VillageEDOCS’ common stock.

          As of January 19, 2006, VillageEDOCS had 99,167,526 shares of its common stock issued and outstanding, approximately 92,000,000 of which are “restricted securities.” Rule 144 of the Commission provides, in essence, that a person holding “restricted securities” for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of “restricted securities” which a person who is not an affiliate may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning VillageEDOCS. In such an event, “restricted securities” would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of common stock may adversely affect prevailing market prices of the common stock.

Outstanding options and warrants could affect the market price of VillageEDOCS’ common stock.

          As of December 31, 2005, there were outstanding stock options and warrants to purchase an aggregate of 50,750,670 shares of VillageEDOCS’ common stock at exercise prices ranging between $0.10 per share and $2.50 per share, and warrants to purchase an aggregate of 32,000,000 shares of VillageEDOCS’ common stock at $0.10 per share (subject to adjustment). The exercise of such outstanding options and warrants will dilute the percentage ownership of VillageEDOCS’ stockholders, and any sales in the public market of shares of common stock underlying such securities may adversely affect prevailing market prices for the common stock. Moreover, the terms upon which VillageEDOCS will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when VillageEDOCS would, in all likelihood, be able to obtain any needed capital on terms more favorable to VillageEDOCS than those provided in such securities.

VillageEDOCS’ stock price will fluctuate which could result in substantial losses for investors.

          The market price for VillageEDOCS’ common stock may fluctuate significantly in response to a number of factors, some of which are beyond VillageEDOCS’ control. These factors include:

•	Quarterly variations in operating results;

•	Changes in financial estimates by securities analysts;

•	Announcements by VillageEDOCS or its competitors of new products, significant contracts, acquisitions, or strategic relationships;

•	Disputes concerning VillageEDOCS’ proprietary rights or any future patents, trademarks or copyrights;

•	Publicity about VillageEDOCS, its products, or its competitors;

•	Publicity regarding actual or potential medical results relating to products under development by VillageEDOCS or its competitors;

•	Additions or departures of key personnel;

•	Any future sales of VillageEDOCS’ common stock or other securities;

•	Stock market price and volume fluctuations of publicly-traded companies; and

•	Business combination transactions.

          These and other external factors have caused and may continue to cause the market price and demand for VillageEDOCS’ common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of VillageEDOCS’ common stock.

          In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against VillageEDOCS, it could result in substantial costs and a diversion of management’s attention and resources, which could hurt the company’s business.

Trading in VillageEDOCS common stock on the OTCBB may be limited thereby making it more difficult for investors to resell their shares of VillageEDOCS common stock.

          VillageEDOCS common stock trades on the OTCBB. The OTCBB is not an exchange and, because trading of securities on the OTCBB is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you receive in the Merger.

VillageEDOCS common shareholders may experience substantial dilution.

          The sale of a substantial number of shares of VillageEDOCS common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of the company’s common stock. ViillageEDOCS is authorized to issue up to 400,000,000 shares of common stock. To the extent of such authorization, VillageEDOCS’ Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the company’s common stock held by existing stockholders. Sales in the public market of substantial amounts of the company’s common stock, including sales of common stock issuable upon exercise of options and warrants, could depress prevailing market prices for its common stock. Even the perception that such sales could occur might impact market prices for the common stock. The existence of outstanding options and warrants may prove to hinder VillageEDOCS’ future equity financings.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

          In connection with the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995(the “Reform Act”), this proxy statement/prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, identifying important factors that could cause actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “intends” “plans”, “projection” and “outlook”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this proxy statement/prospectus, and particularly in the risk factors set forth herein under “Risk Factors.”

          Any forward-looking statement speaks only as of the date on which such statement is made, and VEDO and GoSolutions undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for VEDO or GoSolutions to predict all of such factors. Further, VEDO and GoSolutions cannot assess the impact of each such factor on its businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

THE GOSOLUTIONS’ SPECIAL MEETING

Date, Time and Place of Meeting

          The special meeting of the shareholders of GoSolutions will be held at the offices of GoSolutions located at 1901 Ulmerton Road, Suite 400, Clearwater, Florida 33762, on February 27, 2006 at 11 a.m., local time.

Purpose of the Special Meeting

          At the special meeting, GoSolutions shareholders will consider and vote upon:

•	a proposal to approve the Merger Agreement and the Merger.

          GoSolutions shareholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to approve the Merger Agreement.

          The GoSolutions Board of Directors has unanimously approved the Merger Agreement and the Merger, believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, GoSolutions and its shareholders, and unanimously recommends that holders of shares of GoSolutions capital stock vote “FOR” adoption and approval of the Merger Agreement and the Merger.

Record Date; Voting Rights; Proxies

          Only holders of GoSolutions capital stock at the close of business on February 24, 2006, the record date, are entitled to notice of and to vote at the special meeting.

          As of February 24, 2006, there were 6,381,775 shares of GoSolutions common stock issued and outstanding and 10,000,000 shares of GoSolutions Series A preferred stock issued and outstanding.

          The accompanying form of proxy is for use at the special meeting if a shareholder will be unable to attend the special meeting. All shares of GoSolutions common stock and preferred stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, shares of GoSolutions common stock and preferred stock represented by such proxies will be voted “for” adoption and approval of the Merger Agreement and the Merger.

          A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice to the Secretary of GoSolutions, by signing and returning a later-dated proxy, or by voting in person at the special meeting. However, mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of election appointed for the special meeting.

Solicitation Of Proxies

          Proxies are being solicited by and on behalf of the GoSolutions Board of Directors. GoSolutions will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of GoSolutions in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed by GoSolutions for out-of-pocket expenses incurred in connection with, such solicitation.

Quorum

          The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of GoSolutions common stock and preferred stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Required Vote

          Adoption and approval of the Merger Agreement and the Merger requires the affirmative vote of: (i) the holders of a majority of the outstanding shares of GoSolutions Series A preferred stock voting as a separate class and (ii) a majority of the outstanding shares of GoSolutions common stock and Series A preferred stock voting together as a single class.

          For all purposes, each share of GoSolutions common stock entitles the holder thereof to one vote per share and each share of GoSolutions Series A preferred stock entitles the holder thereof to one vote per share.

          For purposes of determining whether the Merger and the Merger Agreement have been approved, the inspector of election will include abstentions as a portion of the number of shares deemed to have voted on such matters at the special meeting. Accordingly, abstentions will have the effect of a “no” vote on the proposals to approve Merger Agreement and the Merger.

          The matters to be considered at the special meeting are of great importance to the shareholders of GoSolutions. Accordingly, shareholders are urged to read and carefully consider the information presented in the proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

DISSENTERS’ RIGHTS OF SHAREHOLDERS

          THE FOLLOWING SUMMARY OF DISSENTERS’ RIGHTS UNDER FLORIDA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 607, SECTION 1301 et seq. OF THE FLORIDA BUSINESS CORPORATION ACT, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX II.

          FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 607, SECTION 1301 et seq. OF THE FLORIDA BUSINESS CORPORATION ACT MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS’ RIGHTS. A GOSOLUTIONS’ SHAREHOLDER WHO SIGNS A PROXY APPROVING AND AUTHORIZING THE MERGER AND THE MERGER AGREEMENT OR WHO RETURNS A BLANK EXECUTED PROXY WILL NOT HAVE A RIGHT TO DISSENT FROM THE MERGER OR THE MERGER AGREEMENT.

          If the Merger is completed, shareholders who object to the Merger and comply with all applicable provisions of Chapter 607, Section 1301 et seq. of the Florida Business Corporation Act may have the right to require GoSolutions to purchase his or her shares of GoSolutions’ common or preferred stock held by him or her for cash at the fair value. “Fair Value” shall mean the value of the shares as of the close of business on the day prior to the Shareholders’ Authorization Date, as defined below, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable to GoSolutions and its remaining shareholders. “Shareholders’ Authorization Date” shall mean the date on which the shareholders’ vote authorizing the Merger, or the date on which GoSolutions received written consents without a meeting from the requisite number of shareholders in order to authorize the Merger. Shareholders’ Authorization Date shall be February 27, 2006.

          Under the Florida Business Corporation Act, no shareholder who is entitled to exercise dissenters’ rights and obtain payment for his or her shares has any right to challenge the Merger unless the action is unlawful or fraudulent with respect to the shareholder or GoSolutions. A shareholder may assert dissenters’ rights as to shares of any class or series held on by or on behalf of such shareholder only if such shareholder: (i) delivers to GoSolutions before the vote is taken, written notice of the shareholder’s intent to assert his or her dissenters’ rights and thereby demand payment if the Merger is effectuated; and (ii) must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed Merger. A shareholder who does not satisfy the requirements set forth in both clause (i) and clause (ii) above will be bound by the terms of the proposed Merger. Merely voting or delivering a proxy directing a vote against the approval of the Merger does not constitute a notice of intent to demand payment; written notice of intent to assert his or her dissenters’ rights is essential.

          GoSolutions has 10 days from the Shareholders’ Authorization Date to provide written notification of the approval of the plan of merger to those shareholders who voted against the Merger and who provided GoSolutions with written notice of his or her intent to demand payment for his or her shares. The notification of approval shall include an appraisal notice, which such notice shall set forth GoSolutions’ estimate of the Fair Value of the dissenting shareholder’s shares. In addition to the appraisal notice, the notification of approval shall include a dissenters’ rights form, which form shall specify the date on which the Merger became effective and request specific information from the dissenting shareholder as set forth below.

Election to Dissent/Demand for Purchase

          Any shareholder who wishes to exercise the right to have GoSolutions purchase his or her shares of stock, but fails to file his or her election to dissent with GoSolutions prior to the date on which the vote is taken, will be bound by the terms of the proposed Merger.

          In all cases, the dissenters’ form provided by GoSolutions shall require the dissenting shareholder to state:

•	the shareholder’s name and address, and

•	the number, classes, and series of shares as to which he or she asserts appraisal rights, and

•	that the shareholder did not vote “for” the Merger, and

•	whether the shareholder accepts GoSolutions offer of payment of Fair Value for the shareholder’s share, and

•	if GoSolutions offer of Fair Value is not accepted, state the shareholder’s estimated Fair Value of the shares and demand of the estimated value.

          The appraisal notice and form must be sent within 10 days of the effective date of the Merger and must include a date by which the form must be retuned to GoSolutions, which date may not be fewer than

40 nor more than 60 days after such notice is sent to the shareholder. Failure to return the executed form to GoSolutions within the specified time period shall result in the shareholder’s waiver of his or her dissenters’ rights. The form must be accompanied by the shareholder’s certificates for the certificated shares for which the dissenters’ rights have been exercised. A shareholder may withdraw his or her notice of election to dissent in writing at any time before the date specified in the dissenters’ notice. A shareholder who fails to withdraw from the dissenters’ process by such date may not thereafter withdraw without GoSolutions’ written consent. If the Merger has not been consummated within 90 days after authorization of the plan of merger, the offer may be made conditional upon the consummation of the Merger.

The Offer

          In all cases, the written offer shall be accompanied by:

•	a balance sheet of GoSolutions, as of the end of the fiscal year ending not more than fifteen months prior to GoSolutions’ dissenters’ notice, and

•	an income statement and a cash flow statement for that same fiscal year as well as the most recent interim financial statements, if any.

          If the dissenting shareholder agrees upon the purchase price for the shares contained in GoSolutions dissenters’ notice, GoSolutions must pay the shareholder for his or her shares within 90 days after receipt of the dissenters’ form from the shareholder. Once GoSolutions pays the shareholder the agreed upon value for his or her shares, the dissenting shareholder ceases to have any interest in those shares.

          If the dissenting shareholder does not agree with the purchase price for the shares contained in the dissenters’ notice, the shareholder must notify GoSolutions on the form provided of the shareholder’s estimate of the Fair Value of the shares and demand payment of that estimate plus interest. If a shareholder fails to notify GoSolutions in writing of his or her demand to be paid the shareholder’s estimate of Fair Value plus interest, the shareholder shall be entitled only to the payment offered by GoSolutions.

Court Action

          If a shareholder rejects GoSolutions purchase price and makes a demand for payment of the shareholder’s estimate of the Fair Value of the shares which demand remains unsettled, GoSolutions shall, within 60 days after receiving the shareholder’s payment demand, petition a court in Pinellas County for an appraisal to determine the Fair Value of those shares. If GoSolutions fails to commence such a proceeding within the 60-day period, any shareholder who has made a payment demand may commence the proceeding on GoSolutions’ behalf.

          If the court determines that an objecting shareholder is entitled to an appraisal of his or her shares, the court may determine the Fair Value of the shareholder’s shares or appoint one or more appraisers to determine that value. The determination of the court, or the appraisers (as applicable), shall be plenary and exclusive. There shall be no right to a jury trial. GoSolutions shall pay each shareholder the amount determined by the court, or appraiser (as applicable), within 10 days after a final determination of the proceedings.

          Costs and expenses of the proceeding will be determined by the court and assessed against GoSolutions, except where the court finds that any dissenting shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the exercise of his or her dissenters’ rights.

          Shares acquired by GoSolutions pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor may be held and disposed of by GoSolutions as the plan of merger provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the Merger shall have the status of authorized but unissued shares of the surviving corporation.

Limitations on GoSolutions’ Payment Obligation

          No payment shall be made to any dissenting shareholder if, at the time of payment, GoSolutions is unable to meet the distribution standards as follows:

•	No distribution may be made if, after giving it effect:

	•	GoSolutions would not be able to pay its debts as they become due in the usual course of business; or

•

GoSolutions’ total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if GoSolutions was to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

•	The effect of a distribution is measured, in the case of distribution by purchase or other acquisition of GoSolutions’ shares, as of the earlier of:

	•	The date money or other property is transferred or debt incurred by GoSolutions; or

	•	The date the shareholder ceases to be a shareholder with respect to the acquired shares.

In such an event, the shareholder, at his or her option, shall:

•	withdraw his or her notice of intent to assert appraisal rights, which shall be deemed withdrawn with GoSolutions’ consent; or

•	retain his or her status as a claimant against GoSolutions and if:

	•	GoSolutions is liquidated, be subordinated to the rights of GoSolutions’ creditors, but have rights superior to the shareholders not asserting dissenters’ rights; or

	•	GoSolutions is not liquidated, retain his or her right to be paid for the shares, which right GoSolutions shall be obligated to satisfy once the distribution restrictions no longer apply.

•          If the dissenting shareholder elects to retain his or her status as a claimant as set forth above, the shareholder must provide written notice of this election to GoSolutions within 30 days after GoSolutions provides notice that the payment for the shares cannot be made because of the distribution restrictions. If a shareholder fails to provide such written notice within the 30-day period, the shareholder will be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

          The foregoing summary of the rights of dissenting shareholders does not purport to constitute a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters’ rights. The preservation and exercise of dissenters’ rights are conditioned on strict adherence to the applicable provisions of Chapter 607, Section 1301 et seq. of the Florida Business Corporation Act. Each shareholder desiring to exercise dissenters’ rights should read these statutes, the complete text of which is attached hereto as Annex II, for a complete statement of the shareholder’s rights and the steps that must be followed in connection with the exercise of those rights.

          Any demands, notices, certificates or other documents required to be delivered to GoSolutions may be sent to the Secretary, 1901 Ulmerton Road, Suite 400, Clearwater, Florida 33762.

THE MERGER AND RELATED TRANSACTIONS

          The following discussion summarizes the proposed Merger and related transactions. The discussion is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and related transactions are contained in the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex I. Statements made in this proxy statement/prospectus with respect to the terms of the Merger and related transactions are qualified in their entirety by reference to, and you are urged to read the more detailed information set forth in, the Merger Agreement and the other documents attached to the back of this proxy statement/prospectus.

Reasons for the Merger

          The boards of directors of VillageEDOCS and GoSolutions have each unanimously approved the Merger Agreement and the Merger, and each of the VillageEDOCS’ and GoSolutions’ boards unanimously recommends approval of the Merger Agreement and the Merger by their respective shareholders. The boards of both companies have identified a number of potential benefits which they believe will contribute to the success of the combined company, including the opportunity to:

•	create a more complete business solution;

•	respond more quickly and effectively to technological change, increased competition and market demands;

•	more effectively sell and market its business solutions;

•	create a unified applications platform; and

•	increase the likelihood of accessing private capital markets and obtaining conventional financing from commercial banks.

Vote Required

          Under applicable Florida law and the charter documents of GoSolutions, approval of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of GoSolutions Series A preferred stock voting as a separate class and a majority of the outstanding shares of GoSolutions common stock and Series A preferred stock voting together as a single class.

Recommendation of GoSolutions’ Board of Directors

          After careful consideration of the foregoing factors, the GoSolutions’ Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, to be fair and in the best interests of its shareholders and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and recommend that the GoSolutions shareholders vote to approve and adopt the Merger Agreement and the Merger.

Certain United States Federal Income Tax Considerations

          The following discussion summarizes the material federal income tax consequences of the exchange of shares of GoSolutions capital stock for VillageEDOCS common stock pursuant to the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code, referred to herein as the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the U.S. federal income tax consequences to VillageEDOCS , GoSolutions or the GoSolutions shareholders.

          GoSolutions shareholders should be aware that this discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders of GoSolutions in light of their particular circumstances. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws. Neither VillageEDOCS nor GoSolutions intends to obtain a ruling from the IRS on the tax consequences of the Merger.

          Provided that the Merger is consummated in the manner described in the Merger Agreement and this proxy statement/prospectus and that there are no changes in the Code or other applicable law, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger is a reorganization, the Merger will have the following federal income tax consequences:

•	No gain or loss will be recognized by GoSolutions shareholders upon their receipt of VillageEDOCS common stock in exchange for their GoSolutions capital stock in the Merger.

•

The aggregate tax basis of the VillageEDOCS common stock received by GoSolutions shareholders in the Merger will be the same as the aggregate tax basis of GoSolutions capital stock surrendered in exchange therefor.

•

A shareholder who exercises dissenters’ rights with respect to a share of GoSolutions capital stock and who receives payment for such stock in cash will generally recognize capital gain or loss measured by the difference between the shareholder’s tax basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend. Generally, a disposition of GoSolutions capital stock pursuant to an exercise of dissenters’ rights will not be essentially equivalent to a dividend and will not have the effect of the distribution of a dividend if the shareholder exercising such rights will no longer own any shares of VillageEDOCS or GoSolutions capital stock after such exercise (either actually or constructively pursuant to certain attribution rules in Section 318 of the Code).

          Any GoSolutions shareholder who exercises dissenters’ rights may be subject to backup withholding at a rate of 31% on cash payments received. Backup withholding will not apply, however, if the shareholder exercising dissenters’ rights is an exempt recipient (such as a corporation or financial institution) or is otherwise exempt from backup withholding, if the shareholder furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, or if the shareholder provides a certificate of foreign status on Form W-8.

          VillageEDOCS, VEDO Merger Sub and GoSolutions will not recognize any gain solely as a result of the Merger.

          A failure of the Merger to qualify as a reorganization under Section 368(a) would result in GoSolutions shareholders recognizing taxable capital gain or loss with respect to each share of GoSolutions capital stock surrendered equal to the difference between the shareholder’s tax basis in such share and the fair market value, as of the closing of the Merger, of the VillageEDOCS common stock received in exchange therefor. In such event, a shareholder’s aggregate basis in the VillageEDOCS common stock so received would equal its fair market value as of the closing of the Merger and the holding period for such stock would begin the day after the closing of the Merger.

          GoSolutions had an income tax Net Operating Loss of approximately $4,930,080 as of September 30, 2005 (the “NOL”). Under applicable Internal Revenue Code provisions and the Treasury Regulations promulgated thereunder, it appears the Merger may severely limit use of some or all of the NOL to offset taxable income in the future. The Code provisions and Treasury Regulations governing use of NOLs under such circumstances are extraordinarily complex. However, in general, VillageEDOCS will be able to utilize only a portion of GoSolutions’ NOL equal to the purchase price paid by VillageEDOCS for GoSolutions in the Merger. The amount of the reduced NOL carryforward that may be used each year to offset taxable income is further limited to the amount of the reduced NOL carryforward multiplied by the “long term tax exempt rate.” The long term tax exempt rate for February 2006 is 4.79%. The loss of the use of part or all of the NOL has the potential to materially and adversely affect the return to VillageEDOCS shareholders (including those who become shareholders after consummation of the Merger). Specifically, if there is a sale of GoSolutions in the future, the limited use of some or all of the NOL could expose the combined companies to a greater tax liability than might have been the case if full use of the NOL could be preserved. However, at the present time, management nonetheless believes that the advantages to the GoSolutions shareholders of Merger with VillageEDOCS outweigh the possible negative consequences of losing the use of part or all of the NOL.

          This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, GoSolutions shareholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger, including the applicable federal, state, local and foreign tax consequences to them of the Merger in their particular circumstances.

          IRS Circular 230 Notice: No person or entity may use any tax information contained in these disclosure documents or any attachment hereto (i) to avoid any penalty under federal tax law or (ii) to promote, market or recommend any purchase, investment or other action.

Regulatory Approvals

          We are not aware of any material governmental or regulatory approvals required for completion of the Merger, other than compliance with applicable corporate laws of Florida.

TERMS OF THE MERGER

          The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference. The following is not a complete statement of all of the terms of the Merger Agreement.

Statements made in this proxy statement/prospectus are qualified by reference to the more detailed information set forth in the Merger Agreement. You are encouraged to read the entire Merger Agreement.

The Board of Directors of GoSolutions believes it is in the best interests of the Company and the Shareholders to enter into the transactions contemplated in the Merger Agreement. The following summary sets forth the key terms and provisions of the Merger. The information contained herein is a summary of the Merger Agreement which summary was prepared by GoSolutions to assist shareholders in determining whether to approve the Merger. To the extent of any inconsistency between the summary contained herein and the Merger Agreement, the terms and provisions of the Merger Agreement shall govern.

Summary of Terms

          Pursuant to the Merger Agreement, each share of GoSolutions common stock issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which appraisal rights have been or will be perfected in compliance with applicable law, and except for shares cancelled pursuant to Section 1.6(g) thereof, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (i) that number of fully paid and nonassessable shares of VEDO common stock which is equal to the quotient of 15,707,528 divided by the GoSolutions Fully Diluted Common Shares (as defined therein), (ii) that number of Escrow Shares (as provided for and defined therein) which is equal to the quotient of the number of Escrow Shares released pursuant to Section 11.5.2 divided by the GoSolutions Fully Diluted Common Shares, and (iii) that number of Penalty Shares, if any, which is equal to the quotient of the number of Penalty Shares issued pursuant to Section 1.11 divided by the GoSolutions Fully Diluted Common Shares.

          Additionally, pursuant to the Merger Agreement, each share of GoSolutions Class A preferred stock issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which appraisal rights have been or will be perfected in compliance with applicable law, and except for shares cancelled pursuant to Section 1.6(g) thereof, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive (i) that number of fully paid and nonassessable shares of VEDO common stock which is equal to the quotient of 44,292,472 divided by the GoSolutions Fully Diluted Preferred Shares (as defined therein), (ii) that number of Escrow Shares (as provided for and defined therein) which is equal to the quotient of the number of Escrow Shares released pursuant to Section 11.5.2 divided by the GoSolutions Fully Diluted Preferred Shares, and (iii) that number of Penalty Shares, if any, which is equal to the quotient of the number of Penalty Shares issued pursuant to Section 1.11 divided by the GoSolutions Fully Diluted Preferred Shares.

          On or about February 16, 2006, each shareholder of GoSolutions Series B preferred stock exercised voluntary conversion rights set forth in GoSolutions Amended and Restated Articles of Incorporation. Accordingly, each share of GoSolutions Class B preferred stock issued and outstanding was converted into shares of GoSolutions common stock at a 1:1 ratio.

          Each share of preferred stock and common stock issued and held in GoSolutions’ treasury immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor. No fractional shares shall be issued in the Merger, and all VEDO shares will be rounded to the nearest whole number.

          The Principal VEDO Stockholders, as defined in the Merger Agreement, who own approximately 61.6 % of the issued and outstanding capital stock of VEDO prior to the Merger have agreed to vote their VEDO Common Shares in favor of the GoSolutions Designee to the VEDO Board of Directors as set

forth in the Principal VEDO Stockholders Voting Agreement.

          6,000,000 shares of VEDO common stock to be received by the GoSolutions shareholders shall be delivered at the Closing into an escrow fund (the “Escrow Fund”) on behalf of the GoSolutions shareholders, on a pro rata basis, to secure the indemnification obligations of GoSolutions pursuant to the Merger Agreement (the “Escrow Shares”). Pursuant to the terms of the Merger Agreement, GoSolutions Equity, LLC shall be appointed as the Shareholder Representative with full power and authority to act on behalf of the GoSolutions shareholders for purposes of responding to and coordinating the defense against any Liability Claims (as defined in the Merger Agreement) which Liability Claims could reasonably be expected to result in a claim by VEDO against the Escrow Shares. The Escrow Shares shall be delivered to the GoSolutions shareholders, on a pro rata basis, or VEDO out of the Escrow Fund in accordance with the terms of the Escrow Agreement and the Merger Agreement. See “Indemnification Obligations of GoSolutions Shareholders.”

          The Board of Directors of the Company has reviewed the Exchange Ratio and believes that it represents at least the current fair market value of the GoSolutions common stock and GoSolutions Series A preferred stock. However, the Company has not retained any outside valuation experts to determine whether the proposed conversion is fair from a financial standpoint. Therefore, GoSolutions Shareholders should carefully consider whether the conversion of common stock and preferred stock represents the current fair value of their stock.

          All GoSolutions Stock Options will be exercised or cancelled at or prior to the Effective Time as a condition to closing. It is anticipated that outstanding GoSolutions Options will be converted into 655,000 shares of GoSolutions common stock prior to the Merger.

Registration Rights Agreement/Trading Restrictions

          The shares of VEDO common stock issued in the Merger, although subject to certain registration rights are restricted securities and have not been registered under the Securities Act. Accordingly, each VEDO common stock certificate issued to GoSolutions shareholders in the Merger shall have a restrictive legend pursuant to Rule 144. The Merger Agreement and Registration Rights Agreement provide that VEDO shall use its best efforts to file a registration statement on or before May 15, 2006 covering the resale of the VEDO common stock issued at Closing. If the Registration Statement has not been declared effective on or before December 31, 2006, VEDO shall be required to issue on a pro rata basis to all GoSolutions Shareholders an additional 2,000,000 shares of VEDO common stock (the “Initial Penalty Shares”). For each calendar month beginning in January 2007, until such time as the Registration Statement has been declared effective, VEDO shall issue 200,000 shares (and pro rata for each partial month thereafter) of VEDO common stock (the “Additional Penalty Shares”). The total amount of Penalty Shares and Additional Penalty Shares shall in no event exceed 3,200,000 shares. Issuance of any Penalty Shares shall be subject to piggyback registration rights. In addition, the “Large Block Stockholders” of GoSolutions have agreed not to dispose of the VEDO common stock received in the Merger until January 1, 2007, assuming the registration of the VEDO common stock is declared effective prior to that date. Other GoSolutions Stockholders are not subject to the Lock Up Agreement, and will be able to dispose of their shares VEDO common stock received in the Merger upon the earlier of the Registration Statement being declared effective, or pursuant to provisions of Rule 144.

Principal VEDO’s Stockholders Voting Agreement

          Certain of the VEDO Stockholders who own approximately 61.6% of the issued and outstanding common stock of VEDO have entered into an agreement which provides that such Stockholders will vote their VEDO Shares in favor of the GoSolutions Designee to the VEDO Board of Directors in accordance with the terms of the Merger Agreement. The obligations of VEDO and the Principal VEDO

Stockholders under the Voting Agreement shall terminate at such time as the Principal GoSolutions Stockholders sell more than seventy percent (70%) of VEDO common stock held by such stockholders on or prior to the Closing Date. As of this date, the Principal GoSolutions Stockholders have not identified the GoSolutions Designee.

Representations and Warranties of GoSolutions

          As a condition of Closing, GoSolutions shall represent and warrant certain facts to be true and correct. Such representations and warranties include statements regarding the Company’s (1) organization and good standing; (2) power, authorization and validity; (3) capitalization; (4) subsidiaries; (5) no violation of existing agreements; (6) litigation; (7) taxes; (8) financial statements; (9) title to properties; (10) absence of certain changes; (11) contracts; (12) no consent required, no restrictions; (13) intellectual property; (14) compliance with law; (15) certain transactions and agreements; (16) employees, ERISA, and other compliance; (17) inventories; (18) receivables; (19) orders, commitments, and returns; (20) relations with suppliers and customers; (21) product liability claims; (22) warranties; (23) corporate documents; (24) no brokers; (25) disclosure; (26) books and records; (27) insurance; (28) environmental matters; and (29) no knowledge of misrepresentations or omissions. To the extent that a Loss (as defined in the Merger Agreement) occurs as a result of a material breach of any of these representations and warranties, VEDO shall have the right to be indemnified by GoSolutions for any such Loss incurred arising from any material inaccuracy of any representation or warranty of GoSolutions or a material breach of any covenant or agreement of GoSolutions set forth in the Merger Agreement. See “Indemnification Obligations of GoSolutions.”

Indemnification Obligations of GoSolutions/Escrow Agreement

          GoSolutions agrees to indemnify and hold VEDO and its directors, officers, successors and assigns harmless from and against all liability, loss, cost or expense, including, without limitation, reasonable attorneys’ fees, expenses and costs of litigation, which any such parties may, directly or indirectly, sustain by reason of any (i) material inaccuracy of any representation or warranty of GoSolutions; (ii) the material inaccuracy of any certificate or Schedule to the Merger Agreement delivered by GoSolutions to VEDO in accordance with the provisions hereof; or (iii) the material breach of any of the agreements or covenants of GoSolutions contained therein or in any certificate or other document delivered by or on behalf of GoSolutions to VEDO. Notwithstanding the foregoing, the parties agree that GoSolutions shall not provide any indemnification to VEDO regarding any liability arising out or related to any claims by Parus Holdings, Inc. or its assignee, alleging infringement by GoSolutions of one or more patents issued to, or owned by, Webley Systems, Inc., or its assignee, or for any Loss to the extent that the existence of such liability, breach, or falsity of the representation upon which such liability would be based, is disclosed with reasonable particularity in the Schedules to the Merger Agreement or is otherwise disclosed in a written notice to VEDO prior to Closing. To the extent that an indemnified Loss occurs, VEDO shall be entitled to recover from the Escrow Fund, subject to the Claim Threshold, as defined in the Merger Agreement, for any Loss by canceling shares held in escrow in an amount equal to the indemnified Loss. The value of the Escrow Shares for purposes of any such claims is $0.15 per share.

          Pursuant to the Merger Agreement, at the Effective Time, VEDO, Merger Sub, the Company, the Shareholder Representative (as defined in the Merger Agreement) on behalf of the GoSolutions shareholders, and the Escrow Agent shall execute the Escrow Agreement, and VEDO shall deposit with the Escrow Agent the Escrow Shares to be held by the Escrow Agent in Escrow and administered in accordance with the Escrow Agreement. The Escrow Agent shall administer the Escrow Shares, on behalf of VEDO, Merger Sub, Company and the GoSolutions shareholders, for the purposes of securing the indemnification obligations of GoSolutions in the event VEDO suffers Losses as a result of any breach of a representation or warranty made by GoSolutions pursuant to the Merger Agreement. VEDO will not be entitled to make a claim against the Escrow Shares until such Losses, if any, exceed $150,000. Any

Escrow Shares remaining in the Escrow Fund shall be released by the Escrow Agent directly to the GoSolutions shareholders no later than January 10, 2007. No other VEDO common stock to be issued to the GoSolutions shareholders pursuant to the Merger Agreement will be subject to the indemnification provisions of the Merger Agreement, and other than the Escrow Shares, no other shares of VEDO common stock issued pursuant to the Merger Agreement will be escrowed.

Closing Conditions

          The respective obligations of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(i)

The representations and warranties of VEDO set forth in Article 3 (as qualified by the VEDO Disclosure Schedules) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date);

(ii)	VEDO shall have performed and complied in all material respects with all of its covenants contained in;

(iii)

There will not have occurred any event which has a Material Adverse Effect on VEDO, whether or not such event causes or results in a breach of any representation, warranty or covenant in this Agreement;

(iv)

There will not be issued or enacted or adopted, or threatened in writing by any court, agency or other governmental body, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, rule, regulation, action or proceeding, or any judgment or ruling that prohibits or renders illegal or imposes limitations on the Merger or any other transaction contemplated by this Agreement or any VEDO Ancillary Agreement. No litigation or proceeding will be threatened or pending with the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect;

(v)

There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any legal or regulatory requirements or authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws; and

Furthermore, the obligation of VEDO and Merger Sub to effect the Merger is subject to the satisfaction of the following additional conditions (among others), unless waived by VEDO:

(i)

This Agreement and each of the GoSolutions Ancillary Agreements, and each of the transactions contemplated hereby and thereby, will have been duly and validly approved and adopted by the GoSolutions Stockholders in accordance with GoSolutions’s Amended and Restated Articles of Incorporation and Bylaws and other charter documents, each as amended, and applicable law.

(ii)	All GoSolutions Stock Options shall have been exercised or terminated as of the Closing.

All holders of Class A Preferred and Class B Preferred shall have exercised their conversion rights with respect to such shares.

(iii)

VEDO shall have received the resignations, effective as of the Closing, of all the directors and officers of GoSolutions (but with respect to the officers, not their employment with GoSolutions), except for such persons as shall have been designated in writing prior to the Closing by VEDO.

(iv)	Each of Thor Bendickson, Shaun Pope and Fred Burris shall have entered into new employment agreements with GoSolutions.

(v)

The Large Block Shareholders shall have entered into a lock-up agreement pursuant to which each such shareholder will agree not to sell VEDO common stock issued pursuant to the Merger Agreement during the period beginning on the Closing Date and ending on December 31, 2006.

(vi)

GoSolutions shall have delivered to VEDO a certificate signed on behalf of GoSolutions by its Chief Executive Officer identifying each of the holders of GoSolutions common stock and GoSolutions Series A preferred stock as of the Effective Time, including the name of the holders and the number of shares held.

(vii)	GoSolutions shall have delivered, and VEDO shall have accepted, the GoSolutions closing balance sheet dated as of December 31, 2005.

(viii)	At the Effective Time, GoSolutions shall have negative working capital of not greater than ($1,370,000).

Moreover, the obligations of VEDO to effect the Merger are subject to the satisfaction of the following additional conditions (among others), unless waived by VEDO, that the transactions contemplated by the Merger Agreement have been approved by VEDO’s Board of Directors.

Closing Date of Merger; Effective Time of Merger

          The closing of the transactions contemplated by the Merger Agreement (the “Closing”) shall take place at 3:00 p.m., Florida time, at the offices of Johnson, Pope, Bokor, Ruppel & Burns, LLP., 911 Chestnut Street, Clearwater, FL 33756 on February 28, 2006, or at such other time, date and location as the parties to the Merger Agreement agree (the “Closing Date”). The parties to the Merger Agreement shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Florida, in accordance with the relevant provisions of Florida law. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Florida (the “Effective Time”).

Exchange of Stock Certificates

          As of the Effective Time, all shares of GoSolutions common stock and GoSolutions Series A preferred stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from VEDO the number of shares of VEDO common stock each GoSolutions shareholder is entitled to receive pursuant to the Merger Agreement. As soon as practicable after the Effective Time, each holder of shares of GoSolutions common stock or Series A preferred stock that are not GoSolutions Dissenting Shares will surrender (i) the certificate(s) representing such shares, duly endorsed as requested by VEDO, to VEDO for cancellation at the Effective Time, or (ii) if such certificate(s) has been lost, stolen or destroyed, an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to VEDO and its transfer agent. In addition, prior to the issuance of any VEDO stock certificates, each GoSolutions shareholder must execute the Stockholder Consent Signature Page, Investor Questionnaire, Letter of Transmittal, Shareholder Release or such other documents as may be required by VEDO and its counsel. Promptly after the Effective Time and receipt of such documents, VEDO will issue to each tendering holder a certificate for the number of shares of VEDO common stock to which such holder is entitled.

          No dividends or distributions payable to holders of record of VEDO common stock after the Effective Time will be paid to the holder of any unsurrendered GoSolutions Certificate(s) until such holder surrenders such GoSolutions Certificate(s), the Affidavit and other related documents. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any GoSolutions Certificate or the Affidavit, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions paid with respect to VEDO common stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

          All VEDO common stock delivered upon the surrender of GoSolutions common stock and GoSolutions Series A preferred stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such GoSolutions common stock and GoSolutions Series A preferred stock. There will be no further registration of transfers on the stock transfer books of GoSolutions of the GoSolutions common stock or GoSolutions Series A preferred stock. If, after the Effective Time, GoSolutions Certificates or Affidavits are presented for any reason, they will be canceled and exchanged. Except with respect to GoSolutions Dissenting Shares, GoSolutions Certificates outstanding prior to the Merger are surrendered, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of VEDO Stock into which the GoSolutions common stock and GoSolutions Series A preferred stock will have been converted.

Expenses

          In the event the Merger is not consummated, all expenses incurred in connection with the Merger and the Merger Agreement shall be the obligation of the party incurring such expenses.

Indemnification Obligations of VEDO

          VEDO agrees to indemnify and hold GoSolutions and its directors, officers, shareholders, successors and assigns harmless from and against all liability, loss, cost or expense, including, without limitation, reasonable attorneys’ fees, expenses and costs of litigation, which any such parties may, directly or indirectly, sustain by reason of any (i) material inaccuracy of any representation or warranty of VEDO; (ii) the inaccuracy of any certificate or Schedule to the Merger Agreement delivered by VEDO to GoSolutions in accordance with the provisions hereof; or (iii) the material breach of any of the agreements or covenants of VEDO contained therein or in any certificate or other document delivered by or on behalf of GoSolutions to VEDO. Notwithstanding the foregoing, the parties agree that VEDO shall not provide any indemnification to GoSolutions regarding any liability arising out or related to any claims by Audio Fox or its assignee, alleging infringement by VEDO of one or more patents issued to, or owned by, Audio Fox, or its assignee. The maximum aggregate liability of VEDO or indemnification claims by GoSolutions shall not exceed the aggregate value of $900,000 and shall be payable solely in shares of VEDO common stock. The value of VEDO common stock that is issuable pursuant to indemnification claims, shall be determined as of the date such shares are issued. VEDO’s indemnification obligations shall terminate in accordance with the provisions of Section 11.1 of the Merger Agreement.

Termination of Merger Agreement

          The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time under any of the following circumstances:

(i)	by mutual written consent of the Company and VEDO;

(ii)

by either VEDO or the Company if (i) the other has committed a material breach of (a) any of its representations and warranties or (b) any of its covenants, and (ii) has not cured such material breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement;

(iii)

a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(iv)	in order to accept a Superior Proposal provided that the terminating party has not breached its obligations thereof;

(v)	by any party to the Merger Agreement if: (i) the Closing has not occurred by March 31, 2006;

Certain Federal Income Tax Consequences of the Merger

          The discussion set forth below of the federal income tax consequences of the Merger is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The consequences to any particular stockholder may differ depending upon the stockholder’s own circumstances and tax position. In addition, certain stockholders who acquired their shares upon the exercise of employee stock options, under employee stock purchase plans or otherwise as compensation may be subject to special rules. The discussion does not consider the effect of any applicable foreign, state or local tax laws. Each stockholder is urged to consult his own tax adviser as to the particular tax consequences of the Merger to such stockholder, including the application of state, local and foreign tax laws.

          The Merger has been structured to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, subject to the possibility (discussed in the following paragraphs) that post-Merger sales of VEDO stock by former GoSolutions stockholders will cause the Merger to fail to qualify as a tax-free reorganization, GoSolutions stockholders should recognize no taxable gain or loss upon the exchange of GoSolutions stock for VEDO stock pursuant to the Merger. In general, the GoSolutions stockholders’ tax basis in the VEDO stock they receive in the Merger should be equal to their former tax basis in their GoSolutions stock. This discussion assumes that a GoSolutions stockholder does not elect to receive any cash as part of the Merger consideration. To the extent cash is received, such cash will be treated as “boot” and shall be subject to taxation. These GoSolutions stockholders who receive boot must recognize gain equal to the lesser of the amount of boot received or the amount of gain realized. The character of this gain will depend upon the results of a hypothetical post-reorganziation redemption by these GoSolutions stockholders of newly-acquired VEDO common stock equal in value to the boot received in the Merger. The hypothetical redemption will then be tested under the principles of Section 302 of the Code.

          In order to qualify as a tax-free reorganization, the GoSolutions stockholders, as a group, must satisfy the so-called “continuity of shareholder interest” requirement. The Internal Revenue Service (“IRS”) may take the position that if the holders of more than 50% of the GoSolutions stock have a fixed intention at the time of the Merger to sell the VEDO stock received in the Merger within a relatively short period after the Merger (e.g., one year), the continuity of stockholder interest requirement is not met. The IRS may point to the fact that VEDO has agreed to register all GoSolutions shares issued in the Merger and to the level of actual sales of VEDO shares by GoSolutions stockholders as evidence that such intention to sell existed at the time of the Merger. If the Merger fails to qualify as a tax-free reorganization, all of the GoSolutions stockholders (including stockholders who did not make or intend to make post-Merger sales) would be required to recognize gain or loss equal to the difference between their tax basis in the GoSolutions stock and the fair market value of the VEDO stock they receive in the Merger. In this event, the GoSolutions stockholders’ tax basis in the VEDO stock they receive in the Merger would be equal to the fair market value of such stock at the time of the Merger.

          In addition, the quantitative aspect of the continuity interest doctrine also looks at the percentage of VEDO stock received in the Merger as opposed to cash. The GoSolutions stockholders must acquire a “definite and substantial interest” in VEDO and the VEDO stock must represent a “material” part of the consideration transfer in the Merger in order to satisfy the continuity of interest doctrine and preserve the tax-free status of the Merger. In order to receive an IRS letter ruling, at least 50% of the consideration must consist of VEDO stock. However, courts have found reorganizations to exist where the value of the equity portion of the overall consideration given by the acquirer has been as low as 25% or 38%.

          THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS) OF THE MERGER. NEITHER VEDO, GOSOLUTIONS OR THEIR RESPECTIVE COUNSEL MAKE ANY TAX REPRESENTATION OR WARRANTY REGARDING THE TAX EFFECTS OF THE MERGER TO ANY STOCKHOLDER.

IRS Circular 230 Notice: No person or entity may use any tax information contained in these disclosure documents or any attachment hereto (i) to avoid any penalty under federal tax law or (ii) to promote, market or recommend any purchase, investment or other action.

COMPARISON OF CAPITAL STOCK/SHAREHOLDER RIGHTS

Description of GoSolutions Capital Stock

          GoSolutions is authorized to issue 80,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value, 3,980,000 of which are undesignated, 15,000,000 of which are designated as Series A Convertible preferred stock and 1,020,000 of which are designated as Series B Convertible preferred stock.

GoSolutions Common Stock

          As of February 16, 2006, there were 6,381,775 shares of common stock outstanding which were held of record by 35 shareholders. There are 5,000,000 shares of common stock of GoSolutions reserved for future awards to key employees, consultants, directors and other individuals who contribute to the management, operation or profitability of GoSolutions, pursuant to any arrangement approved by the Board of Directors in connection with the GoSolutions 2001 Stock Incentive Plan. Of such reserved shares, 655,000 of the shares have been issued as of February 16, 2006 as options to employees.

          The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of GoSolutions, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. The holders of common stock have no conversion rights or other subscription rights and no preemptive rights, which means the holders of more than half of the shares voting for the election of directors can elect all the directors then being elected.

Series A preferred stock

          GoSolutions is authorized to issue 15,000,000 shares of its Series A preferred stock, 10,000,000 of which are outstanding as of February 16, 2006. Voting Rights. Except with respect to voting for directors, holders of Series A preferred stock are entitled to vote, on the basis of one vote for each share of common stock issuable upon conversion of such Series A preferred stock, with the holders of common stock (and any other class or series of capital stock having general voting powers) as a single class on all matters upon which shareholders have the right to vote. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of GoSolutions or other event deemed to be a liquidation, holders of Series A preferred stock are entitled to receive out of the assets of GoSolutions legally available for distribution before any distribution or payment is made to holders of common stock or other junior stock an amount per share for the Series A preferred stock equal to 33.10 times the conversion price set forth in the amended and restated articles of incorporation of GoSolutions (currently $.01 per share, but subject to adjustment). Conversion Rights. Holders of Series A preferred stock may voluntarily convert their shares to the common stock of GoSolutions from time to time at the conversion rate then in effect. In the case of a consolidation or merger of GoSolutions with or into any other corporation, or in case of any sale or transfer of substantially all the assets of GoSolutions, a holder of Series A preferred stock will be entitled to receive on conversion the consideration which the holder would have received had he or she converted immediately prior to the occurrence of the event.

          Holders of Series A preferred stock have the option to convert their shares into shares of common stock at a one-for-one ratio. The conversion rate is subject to adjustment in the event that any additional common stock, other than Excluded Stock (as defined below) or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price. Excluded Stock means (a) shares of common stock issued upon conversion of Series A and or Series B at anytime outstanding; (b) shares of common stock issuable or issued upon the exercise of stock options pursuant to the Company’s 2001 Incentive Stock Plan; and (c) shares of common stock granted to officers or directors as compensation, provided such grants are approved by the Board. Series A preferred stock will automatically convert into shares of common stock, based on the conversion rate then in effect upon the closing of a firm underwritten public offering, covering the offering and sale of the Company’s common stock at a public offering price (prior to underwriter commissions and discounts) at a per share price of at least $1.00 or gross proceeds at least which equal or exceed $25,000,000.

Series B preferred stock

          GoSolutions is authorized to issue 1,020,000 shares of Series B preferred stock of which none are issued and outstanding as of February 16, 2006 and 3,980,000 shares of undesignated Preferred shares, of which none are issued and outstanding as of February 16, 2006.

          Holders of Series B preferred stock have the option to convert their shares into shares of common stock at a one-for-one ratio. The conversion rate is subject to adjustment in the event that any additional common stock, other than Excluded Stock (as defined below) or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price. Excluded Stock means (a) shares of common stock issued upon conversion of Series B and or Series B at anytime outstanding; (b) shares of common stock issuable or issued upon the exercise of stock options pursuant to the Company’s 2001 Incentive Stock Plan; and (c) shares of common stock granted to officers or directors as compensation, provided such grants are approved by the Board. Series B preferred stock will automatically convert into shares of common stock, based on the conversion rate then in effect upon the closing of a firm underwritten public offering, covering the offering and sale of the Company’s common stock at a public offering price (prior to underwriter commissions and discounts) at a per share price of at least $1.00 or gross proceeds at least which equal or exceed $25,000,000.

Description of VillageEDOCS Capital Stock

          The following description of VEDO capital stock and provisions of its articles of incorporation and bylaws, each as amended, is only a summary. VEDO’s authorized capital stock consists of 400,000,000 shares of common stock, no par value and 48,000,000 shares of Series A Convertible preferred stock, par value $0.001. As of February 2, 2006, there were 99,167,526 shares of common stock and 13,500,000 shares of Series A Convertible preferred stock, issued and outstanding.

Common Stock

          Holders of VEDO common stock are entitled to one vote for each share held on all matters submitted to a vote of VEDO shareholders. Holders of VEDO common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Shares of preferred stock currently outstanding do not have dividend rights. Upon VEDO liquidation, dissolution or winding up, the holders of VEDO common stock are entitled to receive ratably VEDO net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of VEDO common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of VEDO common stock are subject to, and may be adversely affected by, the rights of holders of shares of VEDO preferred stock and any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Preferred stock

          VEDO has created a class of preferred stock to fulfill VEDO’s obligation to Barron Partners, LP. VEDO Series A preferred stock has no voting rights and is not entitled to dividends. Upon any liquidation, dissolution or winding-up of VEDO, whether voluntary or involuntary, the holders of Series A preferred stock shall be entitled to receive out of the assets of VEDO an amount equal to $0.05 per share before any distribution or payment shall be made to the holders of VEDO common stock. Each share of Series A preferred stock is convertible into one share of VEDO common stock, provided, however, that the Company shall not effect any conversion of the Series A preferred stock, and the holder shall not have the right to convert any portion of the Series A preferred stock to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of VEDO common stock outstanding immediately after giving effect to such conversion. If VEDO, at any time while the Series A preferred stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its common stock or any other equity or equity equivalent securities payable in shares of common stock, (B) subdivide outstanding shares of common stock into a larger number of shares, (C) combine outstanding shares of common stock into a smaller number of shares, or (D) issue by reclassification of shares of the common stock any shares of capital stock of the Company, then the conversion value shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding before such event and of which the denominator shall be the number of shares of common stock outstanding after such event.

          On April 13, 2005, VEDO issued a convertible note payable to Barron Partners, LP in the principal amount of $800,000 that is convertible into 16,000,000 shares of Series A Convertible preferred stock. The convertible promissory note does not bear interest. The promissory note matured on September 30, 2005 and was converted into 16,000,000 shares of Series A Convertible preferred stock at a conversion price of $.05 per share. On October 21, 2005, VEDO accepted a notice from Barron Partners, LP of its intent to convert 2,500,000 shares of the Series A Convertible preferred stock into 2,500,000 shares of VEDO common stock. In addition, VEDO issued two warrants to Barron Partners, LP. One warrant grants Barron Partners, LP the right to purchase up to 32,000,000 shares of VEDO convertible preferred stock, which is convertible into shares of common stock on a one for one basis, at an exercise price of $.10 per share. The second warrant grants Barron Partners, LP the right to purchase 8,000,000 shares of VEDO common stock at a price of $.25. The exercise price of the warrants is subject to the same adjustments and reset provisions as the promissory notes.

          Pursuant to the terms of the note purchase agreement entered into in connection with issuance of the note and the warrants, Barron Partners, LP has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of VEDO common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

          A complete copy of the note purchase agreement and related documents were filed with the SEC as exhibits to VEDO Form 8-K filed on April 19, 2005.

Transfer Agent and Registrar

          The transfer agent and registrar for VEDO common stock is U.S. Stock Transfer Corp., 1745 Gardena Ave., Glendale, CA 91204.

Historic Stock Price Information

          Since January 29, 2002, VEDO common stock has been quoted on the Over-The-Counter Bulletin Board (“OTCBB”). The following sets forth the range of high and low bid quotations for the periods indicated as reported by Nasdaq Trading and Market Services. Such quotations reflect prices between dealers without retail mark-up, markdown or commission and may not represent actual transactions. VEDO’s common stock is quoted on the OTCBB under the symbol VEDO. The stock is thinly traded and transactions in the stock are sporadic and infrequent. Consequently, the information provided below may not be indicative of VEDO common stock price under different conditions.

          At August 8, 2005, the high and low price for VEDO common stock was $0.16 and $0.16, respectively.

Quarter Ended	High Bid	Low Bid

March 31, 2004	$0.180	$0.095

June 30, 2004	$0.190	$0.110

September 30, 2004	$0.200	$0.110

December 31, 2004	$0.190	$0.110

March 31, 2005	$0.165	$0.125

June 30, 2005	$0.200	$0.110

          The ninety (90) day moving average of stock price over the last ninety (90) trading days is $0.1532.

Number of Shareholders

          As of July 31, 2005, there were 335 registered holders of record of VEDO’s common stock.

Dividend Policy

          VEDO has never paid a cash dividend on its common stock nor does VEDO anticipate paying cash dividends on its common stock in the near future. It is the present policy of VEDO not to pay cash dividends on the common stock but to retain earnings, if any, to fund growth and expansion. Any payment of cash dividends on the common stock in the future will be dependent upon VEDO’s financial condition, results of operations, current and anticipated cash requirements, plan for expansion, as well as other factors the Board of Directors deems relevant.

Comparison of Rights of Holders of VEDO and GoSolutions

          The following is a summary of the material differences between the rights of holders of GoSolutions common stock and the rights of holders of common stock of VEDO prior to the Merger and of VEDO following the Merger. VEDO is organized under the laws of the State of California and GoSolutions is organized under the laws of the State of Florida. As a result, there are differences between the respective state laws and various provisions in their respective corporate charters and bylaws. Upon completion of the Merger, holders of GoSolutions common stock will become shareholders of VEDO (except to the extent any such holders may be compensated through the exercise of dissenters rights), at which time their rights will be governed by California law, the Amended Articles of Incorporation of VEDO and the VEDO bylaws.

          This summary is not intended to be an exhaustive or detailed description of the provisions discussed. The summary is qualified in its entirety by reference to the California General Corporation Law and the Florida Business Corporations Act. See “Description of Capital Stock” for a summary of a number of other rights relating to common and preferred stock.

          The material differences that affect the rights and interests of shareholders of VEDO and GoSolutions are as follows:

Vacancies on the Board

          Florida law provides that, unless the governing documents control the filling of vacancies and newly-created directorships, these positions may be filled by a majority of the remaining directors then in office (though less than a quorum of the directors). If the articles of incorporation allow any class or classes of stock to elect one or more directors, vacancies and newly-created directorships within a class may be filled by a majority of the remaining directors elected by that class or by the sole remaining director of that class. If a corporation has no directors in office, then any officer or any shareholder or any person or entity responsible for a shareholder may call a special meeting of shareholders, or may apply to the district court for a decree ordering an election.

          California law provides that, unless the articles of incorporation or bylaws control the filling of vacancies, including a vacancy created by the removal of a director, these positions may be filled by approval of the board or, if the number of directors then in office is less than a quorum, by the unanimous written consent of the directors then in office, the affirmative vote of a majority of the directors then in office or a sole remaining director. If the articles or bylaws do not provide that the board may fill vacancies created by removal, such vacancies may be filled only by the approval of the shareholders. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

Removal of Directors

          Florida law provides that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless a larger percentage is specified in the Articles of Incorporation.

          California law provides that any director or the entire board may be removed with or without cause if the removal is approved by the outstanding shares except that: (a) no director may be removed, unless the entire board is removed, when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected; or (b) when pursuant to the articles of incorporation, the holders of the shares of any class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Special Meeting of Shareholders

          Florida law permits special meetings of shareholders to be called by the board of directors and such other persons, including shareholders, as provided in the articles of incorporation or bylaws. GoSolutions’ Bylaws provide that a special meeting of shareholders may be called for any purpose by the president or secretary upon written request of either a majority of the directors or shareholders holding at least 10% of the issued and outstanding shares entitled to vote.

          California law permits special meetings of shareholders to be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as provided in the articles of incorporation or bylaws.

Amendment of Articles

          Under Florida law, a corporation’s board and its shareholders may amend the corporation’s articles of incorporation if:

•	The board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; and

•	The holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the articles require the vote of a greater number of shares.

The Articles of Incorporation do not, and the Amended Articles of Incorporation will not, include any limitation to the above provisions nor increase the voting requirements as to any particular matter.

          California law provides that amendments may be adopted if approved by the corporation’s board and approved by the majority of voting outstanding shares, unless the articles require the vote of a greater number of shares.

Adoption, Amendment or Repeal of Bylaws

          Under Florida law, holders of a majority of the voting power of a corporation and, when provided in the articles of incorporation, the directors of a corporation have the power to adopt, amend and repeal the bylaws of a corporation. The Articles of Incorporation of GoSolutions include provisions which authorize the directors to adopt, amend and repeal the bylaws.

          Under California law, bylaws may be adopted, amended or repealed either by approval of the outstanding shares or by approval of the board, except that certain changes to the number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares or, in the case of reducing the number of directors to a number less than five, the change may not be adopted if more than one-sixth of the shares entitled to vote oppose the action.

Voting Rights in Connection with Certain Business Combinations

          Under Florida law a merger agreement, consolidation or disposition of all or substantially all of a corporation’s assets must be adopted by a resolution of the board and approved by the holders of a majority of the outstanding voting stock.

          Under California law a merger agreement, sale or transfer of all or substantially all of a corporation’s assets must be approved by the board of directors and approved by the holders of a majority of the outstanding voting stock.

          Florida law includes provisions relating to acquisition of controlling interest and combinations with interested shareholders. These provisions would apply to and limit transactions that involve a change of control or a transaction with a shareholder which acquired a controlling interest within the last three years, unless the board of directors consents to the transaction.

          California law does not have such a provision.

Preemptive Rights

          Florida law provides that shareholders of corporations organized before 1991 shall have the preemptive right to purchase additional securities of the corporation unless the articles of incorporation expressly denies such right. GoSolutions’ Articles do not grant preemptive rights.

          Under California law, the articles of incorporation may specifically grant preemptive rights to shareholders. The Articles of Incorporation of VEDO do not give shareholders the preemptive right to purchase additional securities.

Voting Rights - Cumulative Rights

          Each holder of GoSolutions common stock is entitled, and each holder of VEDO common stock will be entitled, to one vote for each share and shareholders may not cumulative votes for the election of directors. In connection with any issuance of preferred stock, the board of directors is and will be authorized to establish such voting and other rights in connection with designating the rights and privileges of preferred stock as may be deemed appropriate by the board of directors.

          Under California law, except for cumulative voting on directors and except as otherwise provided in the articles of incorporation, each outstanding share is entitled to one vote on each matter submitted to a vote of shareholders. Each holder of VEDO common stock is entitled to one vote for each share, and VEDO shareholders are entitled to cumulate their votes for the election of directors. Thus, a VEDO shareholder may cast a number of votes equal to the number the shareholder’s shares would otherwise be entitled to, multiplied by the number of directors to be elected.

Appraisal Rights

          Under Florida law a holder of any class is entitled to dissent from, and obtain payment of the fair value of his/her shares in the event of a merger requiring approval by shareholders and the holder is entitled to vote on the merger, or if the corporation is a subsidiary corporation of, and is merged with, its corporate parent under certain circumstances, or if the corporation is party to a plan of exchange and the shareholders’ interest in the corporation will be acquired, if the shareholder is entitled to vote on the plan of exchange. Also, a shareholder may be entitled to dissent to any corporate action taken pursuant to a vote of shareholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that shareholders are entitled to dissent and obtain payment for their shares.

          Under California law, each shareholder entitled to vote on a merger may require the corporation to purchase for cash at their fair market value the shares owned by the shareholder. The shares must qualify as dissenting shares, and except for certain express limitations, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon with the corporation or determined by a court through appointment of one or more impartial appraisers.

Limitation of Personal Liability of Directors

          Florida law provides that a corporation’s charter may include a provision limiting the personal liability of a director to the corporation or a shareholder for monetary damage for breach of fiduciary duty as a director, provided that no such provision can eliminate or limit the liability of a director for:

•	the breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

The Articles of Incorporation of GoSolutions include provisions which expressly limit the personal liability of directors as permitted by law.

          California law provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of directors for monetary damages for a breach of a director’s duties to the corporation and its shareholders and authorizing the indemnification of corporate agents; provided that such provisions may not eliminate or limit the liability of directors for:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	any transaction from which a director derived an improper personal benefit;

•

acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders;

•	certain contracts in which a director has a material financial interest; or

•	corporate actions involving certain distributions or loans to shareholders.

The Articles of Incorporation of VEDO include provisions which expressly eliminate the personal liability of directors to the fullest extent permitted by California law and which authorize the indemnification of agents of the corporation in excess of the indemnification expressly permitted by California law.

Options and Warrants

          VEDO presently has issued and outstanding warrants entitling holders to purchase up to 55,566,000 shares of common stock, and present and former employees of VEDO hold options entitling the holders to purchase up to an additional 27,184,670 shares at exercise prices ranging from $0.10 to $2.50. Outstanding VEDO options and warrants will not be modified as a result of the Merger and present holders who continue to have the right to purchase common stock of VEDO on the same terms and subject to the same conditions as are applicable prior to the Merger.

          GoSolutions presently has outstanding options to purchase up to a total of 655,000 shares of GoSolutions common stock at exercise prices ranging from $0.01 to $0.25. Prior to the Merger, all GoSolutions outstanding options will be canceled and GoSolutions options will be converted into 655,000 shares of GoSolutions common stock.

OVERVIEW OF THE COMPANIES

          The discussion in this proxy statement/prospectus contains forward-looking statements which involve risks and uncertainties. The actual results of GoSolutions and/or VEDO could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled “Risk Factors,” as well as those discussed elsewhere in this proxy statement/prospectus.

Business of VillageEDOCS

          VillageEDOCS (“VEDO”) is incorporated in the State of California. VEDO was originally incorporated in 1995 in Delaware as SoftTek, Inc. In August 1997, the name was changed to SoftTek Technologies Inc. and reincorporated in California. In 1999 the name was changed to VillageFax.com, Inc., and then, as of July 11, 2000, to VillageEDOCS. Until late 1998, VEDO provided product marketing services and fax server products, which were discontinued in 1998. During 1998 to 2003, our exclusive line of business was the provision of worldwide, Internet-based, business-to-business fax services. In 2003 VEDO made the decision to accelerate their growth by actively seeking out and pursuing opportunities to acquire businesses that provide complementary and strategic document management technologies, greater market penetration, new revenue streams, or new sales channels for their current service offerings. On February 17, 2004 VEDO acquired Tailored Business Systems, Inc., (“TBS”) a company that has designed, produced, installed, provided and supported computer software systems and services for the governmental sector since 1973. During 2004 and in connection with the plan to expand the operations of VEDO through additional acquisitions, we formed MessageVision, Inc. (“MessageVision” or “MVI”) and transferred to it the operations of the fax service. Effective April 1, 2005, VEDO acquired Phoenix Forms, Inc. d/b/a Resolutions (“PFI”, “Resolutions”). Resolutions provides products for document management, archiving, document imaging, imaging software, document scanning, e-mail archiving, document imaging software, electronic forms, document archiving, and e-mail archiving. As a result of the foregoing, VEDO is structured as a holding company, with three wholly owned subsidiaries. It is through these operating subsidiaries that business is performed. GoSolutions would become the fourth of these subsidiaries.

VEDO Subsidiary Business Descriptions

          MessageVision (MVI)- Electronic Document Delivery Services

MessageVision (45% of consolidated revenues in 2004) is a California corporation formed in 2004 to operate the historical business of VEDO, an Internet-based fax service that enables a user to send an electronic fax document to an individual or to a broadcast list of thousands through a web browser (i.e. Microsoft Explorer, etc.), e-mail package (i.e. Microsoft Exchange, Microsoft Outlook, Lotus, etc.), Microsoft Windows-based application, Enterprise Resource Planning or Customer Relationship Management system, or proprietary corporate information system. As of February 28, 2005, MVI had approximately 377 active clients. During 2004, no single customer accounted for more than 10% of net sales.

          MVI uses proprietary, internally-developed document processing and transmission systems to create and send or receive documents for its clients. MVI provides Internet-based fax services that integrate with existing Internet-connected systems within companies where invoices, statements, purchase orders, ticket confirmations, and other key documents originate. A typical application is characterized by the need to deliver time sensitive, personalized documents to a disparate group of recipients in multiple formats and delivery methods. Its services are designed for use by a wide range of industries and enterprise sizes using such diverse platforms as Microsoft Windows NT/2000/XP, UNIX, and IBM iSeries (AS/400). Its clients currently include manufacturing companies, E-commerce providers, application service providers, food service corporations, value added resellers, weather reporting services, public relations firms, and direct marketing organizations. Businesses using J.D. Edwards, Oracle, Peoplesoft, Infinium, IBS and SAP environments, among others, can use its service to become fax-enabled without traditional capital expenditures and ongoing maintenance costs. MVI offers its clients the flexibility to send Microsoft Office, Corel, IBM PCL, Adobe PDF, next-generation HTML, and other types of documents through our Internet fax service. In addition, the service is compatible with virtually any foreign language including character-based Pacific Rim, Middle and Far Eastern languages. In addition, MVI offers its clients robust activity reporting and job control functions that are not offered by many of its competitors. In 2003, MVI introduced, in concert with a business partner, new document management solutions that provide electronic document presentation functions that enable our clients to automatically generate and deliver presentation-quality documents from enterprise systems such as ERP, CRM, and E-Commerce and to populate a database with data from a document that has either been scanned or received as a fax.

          MVI charges clients a fee primarily based upon either the number of pages delivered and received, or upon the number of minutes expended, for the delivery or receipt of its clients’ documents during the month. In some cases, MVI charges one-time and annual perpetuation fees for custom-developed client solutions.

          Net sales for the fiscal years ended December 31, 2004 and 2003 were $2,685,882 and $1,882,027, respectively.

          Net sales and operating income for the nine months ended September 30, 2005 were $2,360,798 and $537,386, respectively.

          TBS - Government Accounting Products and Services

          TBS (55% of consolidated revenues in 2004) is a Georgia corporation established in 1973. As a result of VEDO pursuing its acquisition strategy, MVI acquired TBS in February 2004. As a result, TBS is engaged in the business of creating, maintaining, training, customizing and supporting computer application programs primarily for the use of city and county governments, the sale and installation of computer equipment and supplies, the printing and ordering of forms, the furnishing of consulting services, and the implementation of internal computer networks in communication with IBM iSeries servers. TBS generates revenues from TBS’ established client base in the form of printing, billing, and fulfillment services as well as maintenance and training revenues. TBS has achieved a dominant share of the Georgia market for small to medium government entities, enjoying 70% of the municipal government market and 65% of the county government market in that state. TBS’ goals include expanding the business model to governmental entities regionally and, eventually, nationwide. In addition, TBS intends to expand revenue both from printing and from subscription-based hosted solutions.

          TBS charges clients for its proprietary software and for general-purpose hardware used in providing in-house solutions. When a client elects to use the hosted Application Service Provider service, TBS charges a monthly fee per seat for the use of the Internet based services. In addition to both offerings, TBS charges for consulting, installation, implementation, support, annual maintenance and training. TBS charges separately for printing and forms jobs based on the specific nature of the requirements. For printing, it is generally per mailing and for forms on a per page basis.

          Net sales for the period from February 17, 2004 (date of acquisition) through December 31, 2004 were $3,328,387.

          Net sales and operating income for nine months ended September 30, 2005 were $2,593, 328 and ($47,857), respectively.

          Resolutions - Document Management Services

          Resolutions provides products for document management, archiving, document imaging, imaging software, document scanning, e-mail archiving, document imaging software, electronic forms, document archiving, and e-mail archiving. Resolutions’ solutions are intended to help companies manage the entire life cycle of business critical information, whether it is to be printed, distributed, emailed, faxed, archived, imaged or just retrieved and viewed on screen.

          Resolutions’ suite of products include: R-Forms, for electronic forms design presentation and distribution; R-Fax, an enterprise fax solution for production, desktop, and broadcast faxing; R-Checks, a turnkey check printing solution; R-Output Manager, a report and multi-page document automation manager that delivers reports and electronic forms to recipients via print, email, fax, post-to-web or archive; and Redmap, a full function imaging and archiving solution.

          Resolutions was acquired by VEDO on April 15, 2005, and as such does not have a full nine months of operating results under VEDO. Net revenue and operating income from April 15, 2005 (date of acquisition) through September 30, 2005 were $1,354,228 and $242,610, respectively.

VILLAGEEDOCS MANAGEMENT

Executive Officers and Directors

          The following table sets forth information with respect to the current executive officers and directors of VillageEDOCS as of July 31, 2005.

Name	Age	Position

Thomas J. Zender	65	Chairman, Board of Directors
K. Mason Conner	48	President/Chief Executive Officer
H. Jay Hill	65	Exec. Vice President of Corporate Development/ Director
Michael A. Richard	36	Chief Financial Officer/ Secretary
James L. Kolassa	51	President, Tailored Business Systems, Inc.
Stephen A. Garner	50	Co-Chief Information Officer, Tailored Business Systems, Inc.
.James L. Campbell	48	Co-Chief Information Officer, Tailored Business Systems, Inc.
Alexander Riess	53	President, Phoenix Forms, Inc.
William R. Falcon	59	Vice President, Phoenix Forms, Inc.
Jerry T. Kendall		Director
Ricardo A. Salas		Director

BIOGRAPHICAL DETAIL

          Executive officers are appointed by the Board of Directors and, subject to the terms of their employment agreements, serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The terms of Messrs. Zender, Hill, and Conner continue until the next annual meeting of shareholders to be held in 2006. The terms of Messrs. Kendall and Salas continue through July of 2008. Mr. Zender has been a director since August 1997, Mr. Hill since October 1997, Mr. Conner since October 1998, and Messrs. Kendall and Salas since July 2005.

          Business Experience of Executive Officers and Significant Employees

          J. Thomas Zender has been a director since 1997 and has been Chairman of the Board since January 2001. He is an information technology industry consultant specializing in strategic business development with 36 years of management and marketing experience. He has held management positions at General Electric, Honeywell, ITT and other companies. He has been an officer in three publicly held corporations, one NYSE listed company and two NASDAQ traded companies. From 1996 through 2001 Mr. Zender served as an interim executive for several companies in their early stage, including CEO of VillageEDOCS from 1997 to 1999. He serves on the boards of two companies in the information technology sector, one publicly traded and the other privately held. Currently, Mr. Zender is President and CEO of Unity, a global not-for-profit organization, where he also serves on the board of directors.

          K. Mason Conner joined VEDO as Vice-President of Sales in 1997 and has been President and a Board Member since 1998, Acting Vice-President of Sales between 1998 and 2002, and Chief Executive Officer since 1999. Mr. Conner is also a Director and the President of Tailored Business Systems, Inc. (“TBS”), which became a wholly owned subsidiary of VEDO on February 17, 2004. He has 27 years in sales and business management experience, including 19 years of direct and channel sales experience in the voice and data communications products and services industry. In the early 1980’s he was involved in the application of Internet Protocol technologies with the military. In the late 1980s and early 1990s he was a principal strategist for an international initiative to transform K-12 education through the use of the Internet. He was a lead consultant with LTS for the electronic vulnerability threat assessment of the Los Angeles Airport Department after the “UnaBomber” threat. He has held senior sales management positions with Banyan Systems, Doelz Networks, and Timeplex. During the five years prior to joining VEDO, Mr. Conner was Director of Sales at Telecom Multimedia Systems from 1996 to 1997, Vice

President of Sales at Lo Tiro-Sapere from 1995 to 1996, and Vice President of Sales at Digital Network Architectures from 1991 to 1995.

          H. Jay Hill has been a director since 1997 and became the Executive Vice President of Corporate Development in May of 2003. Mr Hill is also a Vice President of TBS. For the last 20 years, he has primarily been a senior executive in turnaround situations in information technology and telecommunication companies. From November 2000 to May of 2003, Mr. Hill was CEO, President and a Director of LightPort Advisors, Inc, a private Internet service provider for the financial services market. He has held similar positions with Unitron Medical Communications, Inc. (d/b/a Moon Communications) (1999-2000) and Amnet Corporation (Netlink) (1989-1994), and has held senior sales and marketing management positions with SunCoast Environmental Controls (1996-1999), Technology Research Corporation (1994-1996), Harris Corporation, Doelz Networks, Paradyne/AT&T, and Inforex. His primary background in sales and marketing commenced with Philadelphia Electric Company and IBM. During 1999, Moon Communications, which was then a subsidiary of Sabratek Corp., filed for protection under Chapter 11 of the U.S. Bankruptcy Code in connection with the reorganization of Sabratek.

          Jerry T. Kendall joined the board of directors in the second quarter of 2005. He currently serves as President, Chief Executive Officer and Board Member of Technology Research Corporation, a $39 million dollar public, electrical safety products company. Prior to TRC, Mr. Kendall held a number of executive management positions with Sensormatic Electronics Corporation, then a $1.2 billion, publicly held, electronics security company. His positions included, Executive Vice President and President of the Americas. Previous executive management positions include Senior Vice President of Sales, Marketing and Customer Service for Security Tag Corporation, President of Lasergate Corporation and President, Chief Executive Officer and Board Member of Paradyne Corporation. He also held sales management positions with Inforex, sales positions with IBM and was a financial analyst with the Lockheed Georgia Company. Mr. Kendall attended the Georgia Institute of Technology and Georgia State University, receiving his BA in Management in 1967 and his MBA in Management in 1970 from Georgia State University.

          Ricardo A. Salas joined the board of directors in the second quarter of 2005. Mr. Salas has served as Chairman and Chief Executive Officer of iLIANT since 2000. Mr. Salas was a founder of Medical Manager Corporation, the leading provider of Information Technology (IT) for physician practices with over 125,000 physicians. He was involved in the initial public offering of Medical Manager Corporation in January 1997, which consolidated several companies involved in the development, sales and support of the nation’s leading physician practice management software. He departed Medical Manager Corporation approximately one year later to focus upon the development of iLIANT. Mr. Salas received his B.A. in Economics in 1986 from Harvard University in Cambridge, Massachusetts.

          Michael A. Richard joined VEDO in February 2001 and is the Chief Financial Officer and Corporate Secretary. Mr. Richard is also a Director and the Secretary of TBS. Mr. Richard has over 14 years of diverse management and public corporate reporting experience for start-up and early stage ventures. From 1999-2000 he served as V.P. Controller for The BigHub.com, Inc., a public new media company providing unique content, private label search engine, e-commerce solutions, and controlling a direct mail operation. From 1995-1999, Mr. Richard served first as Controller and then as Vice President, Accounting (principal accounting officer), and finally as a Director of PortaCom Wireless, Inc., a public developer and operator of companies with contracts to provide wireless telecommunication services in China and other emerging markets.

          James L. Kolassa joined VEDO in April 2004 and is the President of TBS. Mr. Kolassa has over 25 years of experience and success in the computer industry from direct sales with IBM and Hitachi Data Systems to channel development and distribution with both SupportNet and KeyLink Systems. Mr. Kolassa also served as the President of a software firm that he later sold. Mr. Kolassa holds a BBA in

Marketing Management from Western Michigan University and an MBA in MIS from Indiana University.

          Stephen L. Garner is a Vice President and Co-Chief Technology Officer of TBS. From 1988 through the date of the acquisition, Mr. Garner served as the President of TBS. Mr. Garner has over 25 years experience in Information Technology. Mr. Garner obtained a BS in Mathematics from Georgia Southern University in 1978. Mr. Garner is also a Certified IBM Technical Solutions Provider.

          James M. Campbell is a Vice President and Co-Chief Technology Officer of TBS. From 1988 through the date of the acquisition, Mr. Campbell served as the Secretary-Treasurer of TBS. Mr. Campbell has over 25 years of experience in the design and implementation of system software. Mr. Campbell obtained a BBA in Accounting from Georgia Southern University in 1978 and is a Certified Public Accountant.

          Alexander Riess is President of Phoenix Forms, Inc. Mr. Riess joined PFI’s predecessor company in 1998 as a co-founder and the Chief Technology Officer. Prior to 1998, he managed IT departments at several large international corporations before starting his own consulting and development business in 1986 that in 1993 became a reseller of PFI’s predecessor products. After acquiring the German equivalent of a CPA certification in 1974, he received a degree in Computer Science (equivalent to an US Bachelor of Science) in the early 1980s and taught classes for IBM in Europe for users and system engineers of IBM’s midrange computer systems.

          William R. Falcon is Vice President of Phoenix Forms, Inc. Mr. Falcon joined PFI’s predecessor company in 1998, and has directed the technical staff in senior IT management positions during his entire tenure. Prior to 1998, Mr. Falcon was a co-owner of Lynk, a manufacturer and marketer of computer terminals for IBM’s midrange systems.

Board of Directors

          VEDO’s Bylaws fix the size of the Board of Directors at no fewer than three and no more than five members, to be elected annually by a plurality of the votes cast by the holders of VEDO common stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. VEDO currently has five directors, three of whom were elected to their current terms on May 20, 2005 and two of whom were elected to their current terms on July 18, 2005. VEDO has recently formed Audit and Compensation Committees and appointed Messrs. Hill, Kendall, and Salas to serve on each committee. Pursuant to the terms of the Merger Agreement, the Principal GoSolutions Stockholders shall nominate one candidate for election to VillageEDOCS Board of Directors (“GoSolutions’ Nominee”). In conjunction with the merger agreement, the Principal VEDO Stockholders shall execute a voting agreement whereby they shall vote in favor of the GoSolutions’ Nominee’s election to VEDO’s Board of Directors.

Executive Compensation

          The following table shows the compensation paid or accrued by VEDO for the fiscal years ended December 31, 2004 and 2003 to or for the account of the President and Chief Executive Officer and executive officers and significant employees of VEDO who received benefits or annual salary and bonus of $100,000 or more during the stated period.

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION

Name & Position	Salary	Bonus	Other	Stock options	LTIP Payouts	Other
	($)	($)	($)	(#)	($)	($)
Fiscal 2004

K.Mason Conner, President/CEO	$138,926	—	—	3,500,000	—	—

H. Jay Hill,	$93,423	76,000	—	500,000	—	—

EVP Corp. Development JamesL. Kolassa,	$83,044	60,014	—	1,500,000	—	—

President, Tailored Business Systems James L. Campbell,	$76,676	27,235	—	—	—	—

Co-CIO, Tailored Business Systems Stephen A. Garner,	$77,269	27,235	—	—	—	—

Co-CIO Tailored Business Systems

Fiscal 2003

K. Mason Conner,	$105,000	—	—	1,719,658	—	—
President/CEO

          Employment and Other Agreements

          VEDO has entered into employment agreements with K. Mason Conner, its President and Chief Executive Officer, H. Jay Hill, its Executive Vice President - Corporate Development, and Michael Richard, VEDO’s Chief Financial Officer. On June 16, 2004, a written consent was filed with VEDO to approve each of these employment agreements and on April 28, 2005, each of these agreements was amended. Following is a summary of the significant terms of each of these agreements:

          K. Mason Conner. Mr. Conner’s employment agreement, dated as of June 10, 2004, provides for Mr. Conner to serve as VEDO’s President and Chief Executive Officer for a term of four years from June 15, 2004. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Conner or VEDO gives the other party at least ninety days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

          Pursuant to the employment agreement, Mr. Conner received a base salary of $150,000 for the period from June 15, 2004 until April 16, 2005, at which time his base salary was increased to $180,000. VEDO will review Mr. Conner’s salary at annual intervals, and may adjust his annual base salary from time to time as the Board of Directors or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning June 16, 2006 and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Conner is entitled to an incentive bonus based upon VEDO’s net income. For the 2004 fiscal year, Mr. Conner was paid a bonus equal to 10% of VEDO’s net income. For the year 2005, the percentage bonus will be 7% of the net income paid in cash and 5% paid in Company shares. The number of Company shares issuable to the Executive shall be based upon the average closing price of VEDO’s shares for the ten (10) trading days ending on March 31st of the following year.  Each year subsequent to 2005, the board will establish the percentages; during 2006 and 2007 the percentages shall not be less than 4% and 2% respectively.

          Pursuant to the employment agreement, VEDO has granted Mr. Conner options for 3,500,000 shares of VEDO’s common stock (the “Option Shares”). The Option Shares will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Conner voluntarily resigns or is terminated for cause, all unvested options will be forfeited and cancelled; provided, that Mr. Conner shall be fully vested in one-half of his then unvested Option Shares (A) in the event of his termination by VEDO other than for cause, (B) upon the consummation of a Change in Control, or (C) upon Mr. Conner’s death or disability. VEDO has agreed to use its best efforts to register, and maintain the effectiveness of a registration statement on Form S-8, for resale all of the Option Shares granted to Mr. Conner and, at any time that Form S-8 is not effective, to grant him piggyback registration with respect to any registration statement filed by VEDO.

          Mr. Conner also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to four weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting VEDO’s business.

          If Mr. Conner’s employment is terminated for reasons other than death, disability, cause, or voluntary termination by Mr. Conner, VEDO will be obligated to make monthly payments to Mr. Conner for twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of twice Mr. Conner’s annual base salary, as in effect on the date of termination. In addition, any restricted stock, stock options or other awards granted to him will become immediately vested in full and, in the case of stock options, exercisable in full. Mr. Conner will also be permitted to continue to participate for a period of one year, at VEDO’s expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date.

          VEDO may terminate the agreement if it determines that Mr. Conner has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents him from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, VEDO shall pay Mr. Conner a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled until the earliest of (i) the month in which the he returns to active employment, either with VEDO or otherwise, (ii) the end of the initial term of the agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any such payments shall be reduced by any amounts paid to Mr.

Conner under any long-term disability plan or other disability program or insurance policies maintained or provided by VEDO.

          If Mr. Conner is terminated for Cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by VEDO.

          In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Mr. Conner shall become immediately vested in full and, in the case of stock options, exercisable in full. Additionally, if at any time during the twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, Mr. Conner is involuntarily terminated (other than for Cause) by VEDO, he shall be entitled to lump sum severance pay in an amount equal to the sum of (i) 299% of his annual base salary in effect at the time of the Change in Corporate Control plus (ii) 299% of the annual bonus paid to him with respect to the last fiscal year ending prior to the Change in Corporate Control.

          H. Jay Hill. Mr. Hill’s employment agreement, dated as of June 10, 2004, provides for Mr. Hill to serve as VEDO’s Executive Vice President - Corporate Development for a term of four years from June 16, 2004. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Hill or VEDO gives the other party at least ninety days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

          The employment agreement provides for Mr. Hill to receive a base salary of $120,000 until April 16, 2005, at which time his base salary was increased to $150,000. VEDO will review Mr. Hill’s salary at annual intervals, and may adjust his annual base salary from time to time as the Board of Directors or its Compensation Committee deems to be appropriate, provided, however, that the salary for the twelve month period beginning June 16, 2006 and each succeeding year shall not be less than 105% of the salary for the prior year.

          Mr. Hill will be paid an incentive bonus based on VEDO’s profitability. At the end of each fiscal year, commencing with 2005, Mr. Hill will earn a percentage of the net income under GAAP to be paid the month following the filing of the 10K report. For the year 2005, the percentage bonus will be 5% of the net income paid in cash and 4% paid in Company shares. The number of Company shares issuable to Mr. Hill shall be based upon the average closing price of VEDO’s shares for the ten (10) trading days ending on March 31st of the following year.  Each year subsequent to 2005, the board will establish the percentages; during 2006 and 2007 the percentages shall not be less than 3% and 2% respectively.

          Pursuant to the employment agreement, VEDO has granted Mr. Hill options for 500,000 shares of VEDO’s common stock (the “Option Shares”). The Option Shares will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Hill voluntarily resigns or is terminated for cause, all unvested options will be forfeited and cancelled; provided, that Mr. Hill shall be fully vested in then unvested Option Shares (A) in the event of his termination by VEDO other than for cause, (B) upon the consummation of a Change in Control, or (C) upon Mr. Hill’s death or disability. VEDO has agreed to use its best efforts to register, and maintain the effectiveness of a registration statement on Form S-8, for resale all of the Option Shares granted to Mr. Hill and, at any time that Form S-8 is not effective, to grant him piggyback registration with respect to any registration statement filed by VEDO.

          Mr. Hill also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to four weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting VEDO’s business.

          If Mr. Hill’s employment is terminated for reasons other than death, disability, or voluntary termination by Mr. Hill, VEDO will be obligated to make monthly payments to Mr. Hill for each month during the remaining term of the employment agreement, but not less than twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of twice Mr. Hill’s annual base salary, as in effect on the date of termination. In addition, any restricted stock, stock options or other awards granted to him will become immediately vested in full and, in the case of stock options, exercisable in full. Mr. Hill will also be permitted to continue to participate for a period of one year, at VEDO’s expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date.

          VEDO may terminate the agreement if it determines that Mr. Hill has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents him from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, VEDO shall pay Mr. Hill a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled until the earliest of (i) the month in which the he returns to active employment, either with VEDO or otherwise, (ii) the end of the initial term of the agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any such payments shall be reduced by any amounts paid to Mr. Hill under any long-term disability plan or other disability program or insurance policies maintained or provided by VEDO.

          If Mr. Hill is terminated for Cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by VEDO.

          In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Mr. Hill shall become immediately vested in full and, in the case of stock options, exercisable in full. Additionally, if at any time during the twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, Mr. Hill is involuntarily terminated (other than for Cause) by VEDO, he shall be entitled to lump sum severance pay in an amount equal to the sum of (i) 200% of his annual base salary in effect at the time of the Change in Corporate Control plus (ii) 200% of the annual bonus paid to him with respect to the last fiscal year ending prior to the Change in Corporate Control.

          Michael Richard. Mr. Richard’s employment agreement, dated as of June 10, 2004, provides for Mr. Richard to serve as VEDO’s Chief Financial Officer for a term of two years from June 15, 2004. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Richard or VEDO gives the other party at least ninety days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

          The employment agreement provides for Mr. Richard to receive a base salary of $95,000 until April 16, 2005, at which time has base salary shall increase to $100,000. VEDO will review Mr. Richard’s salary at annual intervals, and may adjust his annual base salary from time to time as the Chief Executive Officer deems to be appropriate, provided, however, that the salary for the twelve month period beginning April 16, 2006 and each succeeding year shall not be less than 105% of the salary for the prior year.

          Pursuant to the employment agreement, VEDO has granted Mr. Richard options for 650,000 shares of VEDO’s common stock (the “Option Shares”). The Option Shares will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Richard voluntarily resigns or is terminated for cause, all unvested options will be forfeited and cancelled; provided, that Mr. Richard shall be fully vested in then unvested Option Shares (A) in the event of his termination by VEDO other than for cause, (B) upon the consummation of a Change in Control, or (C) upon Mr. Richard’s death or disability. VEDO has agreed to use its best efforts to register, and maintain the effectiveness of a registration statement on Form S-8, for resale all of the Option Shares granted to Mr. Richard and, at any time that Form S-8 is not effective, to grant him piggyback registration with respect to any registration statement filed by VEDO.

          Mr. Richard also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting VEDO’s business.

          If Mr. Richard’s employment is terminated for reasons other than death, disability, or voluntary termination by Mr. Richard, VEDO will be obligated to make monthly payments to Mr. Richard for each month during the remaining term of the employment agreement, but not less than six (6) months. Each monthly payment shall be equal to one-twelfth (1/12th) of his annual base salary, as in effect on the date of termination. In addition, any restricted stock, stock options or other awards granted to him will become immediately vested in full and, in the case of stock options, exercisable in full. Mr. Richard will also be permitted to continue to participate for a period of six (6) months, at VEDO’s expense, in all benefit and insurance plans, coverage and programs in which he was participating as of the termination date.

          VEDO may terminate the agreement if it determines that Mr. Richard has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents him from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, VEDO shall pay Mr. Richard a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled until the earliest of (i) the month in which the he returns to active employment, either with VEDO or otherwise, (ii) the end of the initial term of the agreement, or the current renewal term, as the case may be, or (iii) the sixth month after the date of the termination. Any such payments shall be reduced by any amounts paid to Mr. Richard under any long-term disability plan or other disability program or insurance policies maintained or provided by VEDO.

          If Mr. Richard is terminated for Cause, he shall be entitled to receive his base salary through the date of termination and any non-forfeitable benefits earned and payable to him under the terms of deferred compensation or incentive plans maintained by VEDO.

          In the event of a Change in Corporate Control, any restricted stock, stock options or other awards granted to Mr. Richard shall become immediately vested in full and, in the case of stock options, exercisable in full. Additionally, if at any time during the twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, Mr. Richard is involuntarily terminated (other than for Cause) by VEDO, he shall be entitled to lump sum severance pay in an amount equal to the sum of (i) 50% of his annual base salary in effect at the time of the Change in Corporate Control plus (ii) 50% of the annual bonus paid to him with respect to the last fiscal year ending prior to the Change in Corporate Control.

          James L. Kolassa. Mr. Kolassa’s employment offer letter, dated April 23, 2004, provides for Mr. Kolassa to serve as President of TBS and to receive a base salary of $100,000 per year. For 2005, his base salary is $120,000 per year. His employment is at-will. Mr. Kolassa is entitled to an incentive bonus (combination of stock options and cash) based upon achieving certain growth targets for TBS’ net revenue and net income.

          Pursuant to the employment offer letter, VEDO has agreed to grant Mr. Kolassa options to purchase 1,500,000 shares of VEDO’s common stock at $0.18 per share (the “Option Shares”). The Option Shares will vest over a five year period and may be exercised during the seven year period after vesting. If Mr. Kolassa’s employment is terminated for any reason, all vested and unvested options will be forfeited and cancelled if unexercised in the ninety day period following the date of any such termination.

          Mr. Kolassa also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting VEDO’s business

          In the event of a Change in Corporate Control, any stock options granted to Mr. Kolassa shall become immediately vested in full and, in the case of stock options, exercisable in full.

          James L. Campbell.  Mr. Campbell’s employment agreement, dated as of February 17, 2004, as modified, provides for Mr. Campbell to serve as the Co-CIO of TBS for a term of three years from June 15, 2004. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Campbell or TBS gives the other party at least thirty days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

          The employment agreement provides for Mr. Campbell to receive a base salary of $100,000 for the first year. VEDO will review Mr. Campbell’s salary at annual intervals, and may adjust his annual base salary from time to time as the Board of Directors or its Compensation Committee deems to be appropriate, provided, however, that the salary for the second and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Campbell is entitled to an incentive bonus based upon VEDO’s gross margin

          Mr. Campbell also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting TBS’ business and to reimbursement of up to $2,500 per year in expenses for attending continuing education programs.

          If Mr. Campbell’s employment is terminated for reasons other than death, disability, “good reason”, or voluntary termination by Mr. Campbell, VEDO will be obligated to make monthly payments to Mr. Campbell for each month during the remaining term of the employment agreement. Each monthly payment shall be equal to one-twelfth (1/12th) of Mr. Campbell’s annual base salary, as in effect on the date of termination.

          Stephen A. Garner. Mr. Garner’s employment agreement, dated as of February 17, 2004, as modified, provides for Mr. Garner to serve as the Co-CIO of TBS for a term of three years from June 15, 2004. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Garner or TBS gives the other party at least thirty days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

          The employment agreement provides for Mr. Garner to receive a base salary of $100,000 for the first year. VEDO will review Mr. Garner’s salary at annual intervals, and may adjust his annual base salary from time to time as the Board of Directors or its Compensation Committee deems to be appropriate, provided, however, that the salary for the second and each succeeding year shall not be less than 105% of the salary for the prior year. Mr. Garner is entitled to an incentive bonus based upon VEDO’s gross margin

          Mr. Garner also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him in promoting TBS’ business and to reimbursement of up to $2,500 per year in expenses for attending continuing education programs.

          If Mr. Garner’s employment is terminated for reasons other than death, disability, “good reason”, or voluntary termination by Mr. Garner, VEDO will be obligated to make monthly payments to Mr. Garner for each month during the remaining term of the employment agreement. Each monthly payment shall be equal to one-twelfth (1/12th) of Mr. Garner’s annual base salary, as in effect on the date of termination.

          Alexander Riess. Mr. Riess’ employment agreement, dated as of April 1, 2005, provides for Mr. Riess to serve as the President of Resolutions for a term of three years from April 1, 2005. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Riess or Resolutions gives the other party at least thirty days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

          Subject to certain adjustments, as described below, the employment agreement provides for Mr. Riess to receive a base salary of $180,000 per year. For the period beginning on April 1, 2005 and ending June 30, 2005, Mr. Riess will be paid a base salary of $9,000 per month. Thereafter, until the Initial Target Attainment Date, he will be paid his base salary at the rate of $12,000 per month (the “Adjusted Base Salary”). The “Initial Target Attainment Date” is the last day of the first calendar quarter in which, in VEDO’s reasonable judgment based upon Resolution’s reported EBIT, all of the following circumstances exist: (i) Resolutions reports EBIT for the preceding quarter in an amount greater than the difference between the base salary and the Adjusted Base Salary; (ii) in VEDO’s reasonable judgment, it is more likely than not that Resolutions will continue to report EBIT of not less than such amount in the subsequent quarter; (iii) Resolutions was cash flow positive during, and at the end of, such quarter in an amount greater than the difference between the base salary and the Adjusted Base Salary; and (iv) in VEDO’s reasonable judgment, it is more likely than not that Resolutions will continue to be cash flow positive by at least such amount in the subsequent quarter.

          Beginning with the first calendar quarter after the Initial Target Attainment Date, and for each calendar quarter thereafter, Mr. Riess’ monthly base salary will be $15,000 per month provided that all conditions required for the Initial Target Attainment Date were also applicable to the preceding calendar quarter. In the event that any of such conditions are not applicable to any calendar quarter subsequent to the Initial Target Attainment date, Resolutions may adjust Mr. Riess’ monthly base salary to $12,000 per month for a period of ninety (90) days. Mr. Riess will also entitled to participate in an incentive bonus program based upon achieving certain targets for Resolutions’ net revenue and net income.

          Mr. Riess also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him.

          If Mr. Riess’ employment is terminated for reasons other than death, disability, “good reason”, or voluntary termination by Mr. Riess, VEDO will be obligated to make monthly payments of $15,000 each to Mr. Riess for each month during the remaining term of the employment agreement.

          William R. Falcon. Mr. Falcon’s employment agreement, dated as of April 1, 2005, provides for Mr. Falcon to serve as the Vice President of Resolutions for a term of three years from April 1, 2005. The employment agreement provides that, the term of the agreement shall automatically be extended for successive one year renewal terms, provided that if either Mr. Falcon or Resolutions gives the other party at least thirty days advance written notice of his or its intention to not renew the agreement for an additional term, the agreement will terminate upon the expiration of the current term.

          Subject to certain adjustments, as described below, the employment agreement provides for Mr. Falcon to receive a base salary of $132,000 per year. For the period beginning on April 1, 2005 and ending June 30, 2005, Mr. Riess will be paid a base salary of $7,000 per month. Thereafter, until the Initial Target Attainment Date, he will be paid his base salary at the rate of $9,000 per month (the

“Adjusted Base Salary”). The “Initial Target Attainment Date” is the last day of the first calendar quarter in which, in VEDO’s reasonable judgment based upon Resolution’s reported EBIT, all of the following circumstances exist: (i) Resolutions reports EBIT for the preceding quarter in an amount greater than the difference between the base salary and the Adjusted Base Salary; (ii) in VEDO’s reasonable judgment, it is more likely than not that Resolutions will continue to report EBIT of not less than such amount in the subsequent quarter; (iii) Resolutions was cash flow positive during, and at the end of, such quarter in an amount greater than the difference between the base salary and the Adjusted Base Salary; and (iv) in VEDO’s reasonable judgment, it is more likely than not that Resolutions will continue to be cash flow positive by at least such amount in the subsequent quarter.

          Beginning with the first calendar quarter after the Initial Target Attainment Date, and for each calendar quarter thereafter, Mr. Falcon’s monthly base salary will be $11,000 per month provided that all conditions required for the Initial Target Attainment Date were also applicable to the preceding calendar quarter. In the event that any of such conditions are not applicable to any calendar quarter subsequent to the Initial Target Attainment date, Resolutions may adjust Mr. Falcon’s monthly base salary to $11,000 per month for a period of ninety (90) days.

          Mr. Falcon also is entitled to participate in any benefits plans maintained by VEDO for its executives or employees and is entitled to three weeks annual vacation. He is also entitled to be reimbursed for business expenses incurred by him.

          If Mr. Falcon’s employment is terminated for reasons other than death, disability, “good reason”, or voluntary termination by Mr. Falcon, VEDO will be obligated to make monthly payments of $15,000 each to Mr. Falcon for each month during the remaining term of the employment agreement. Mr. Falcon will also entitled to participate in an incentive bonus program based upon achieving certain targets for Resolutions’ net revenue and net income.

Option Grants in Fiscal 2004

          The following table provides information concerning grants of options to purchase the Company’s common stock that VEDO made to each of the executive officers and significant employees named in the summary executive compensation table during the fiscal year ended December 31, 2004. VEDO did not grant stock appreciation rights to these individuals during 2004.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2004	Exercise Price Per Share	Expiration Date

K. Mason Conner	3,500,000	42%	$ 0.15	6/10/12

H. Jay Hill	500,000	6%	$ 0.15	6/10/12

James L. Kolassa	1,500,000	18%	$ 0.18	4/27/09

James L. Campbell	—	—	—	—

Stephen A. Garner	—	—	—	—

Fiscal Year End Option Values and Exercises

          The following table provides information with respect to the year-end value of unexercised stock options for each of the executive officers and significant employees named in the summary executive compensation table. The dollar values of unexercised options are calculated by determining the difference between the fair market value at fiscal year end of the common stock underlying the options and the exercise price of the options. The fair value is $0.15 per share, the per share price of VEDO’s common stock on the OTCBB on December 31, 2004.

	Number of Securities Underlying Unexercised Options at FYE	Value of Unexercised In-the- Money Options at FYE
Name	Exercisable / Un-exercisable	Exercisable / Un-exercisable

K. Mason Conner	2,365,290 / 3,520,042	$0 / $0

H. Jay Hill	1,020,162 / 2,931,837	$10,000 / $40,000

James L. Kolassa	0 / 1,500,000	$0 / $0

James L. Campbell	0 / 0	$0 / $0

Stephen A. Garner	0 / 0	$0 / $0

Stock Options

          VEDO has adopted an equity incentive plan (the “2002 Plan”) that authorizes the issuance of options to acquire up to 28,000,000 shares of common stock, as amended, to employees and certain outside consultants. The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.  The number of options under the 2002 Plan available for grant at December 31, 2004 was 10,816,532.

          During 2004, VEDO granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  5,150,000 shares at $0.15 per share, 150,000 shares at $0.17 per share, 2,990,000 shares at $0.18 per share, 10,000 shares at $0.1875 per share, 25,000 shares at $0.19 per share, 35,000 shares at $0.20 per share. All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through October 2009.

          Effective February 10, 2005, the exercise price of options to purchase 1,860,000 shares of VEDO’s common stock under the 2002 Plan at $0.15 per share that were issued in 2004 was reduced to $0.07 per share, in accordance with the related employment agreements, in connection with the conversion of debt to common stock subsequent to year end. As a result, VEDO will account for such options under variable accounting.

          Options to purchase 50,000 shares at $0.10 (the fair market value on the date of grant) were granted to a non-employee consultant during 2003.  These options vested on February 28, 2004.

          Options to purchase 3,710,000 shares of VEDO’s common stock under the 2002 Plan at per share prices ranging from $0.10 to $0.1875 (above or at the fair market value on the dates of grant) were issued to employees during the year ended December 31, 2003, vesting on various dates from the date of grant through December 2008.

          Options to purchase 833,030 shares of VEDO’s common stock under the 2002 Plan at $0.1875 per share (above or at the fair market value on the dates of grant) that were issued in 2002 were modified as to vesting and expiration date during 2003 in connection with the retirement of employees.

          During 1997, the Board of Directors of VEDO adopted a stock option plan (the “1997 Plan”) that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.  The number of options under the 1997 Plan available for grant at December 31, 2003 was 2,089,798.

          During 2004, 1,362,286 options under the 2002 Plan and 154,635 other options were cancelled due to their expiration or the termination of employment.

Board of Director Compensation

          Members of VEDO’s board of directors receive no cash compensation for services as a director or for attendance at or participation in meetings. Directors receive options to purchase common stock as compensation for services as a director. In past years, directors have received options to purchase VEDO’s common stock in consideration for services as a director. There has been no determination made as to the number and exercise price of options, if any, that will be issued to either K. Mason Conner or H. Jay Hill for service during terms following the term that expired on October 5, 2001. During 2004, VEDO’s Board of Directors approved a compensation arrangement with J. Thomas Zender, a Director.  Pursuant to this arrangement, VEDO has agreed to issue options to purchase 325,000 shares of VEDO’s common stock at $0.15 per share to Mr. Zender in consideration for his past services as a Director and options to purchase 175,000 shares of VEDO’s common stock at $0.15 per share in consideration for his services as a Director during the current year.  During 2005, VEDO’s Board of Directors approved compensation arrangements with Mr. Jerry Kendall and Mr. Ricardo Salas, pursuant to which each will receive options to purchase 600,000 shares of VEDO’s common stock at $0.18 per share. The options issued to Messrs. Kendall and Salas vest at a rate of 200,000 shares per year. Directors are reimbursed for out-of-pocket expenses incurred by them in connection with attending meetings. All directors have options to purchase shares of VEDO’s common stock as set forth in the table under the section entitled Security Ownership of Certain Beneficial Owners and Management contained in this document. VEDO has no other arrangements regarding compensation for services as a director.

Audit Committee and Audit Committee and Financial Experts

          Historically, because VEDO’s board of directors was comprised of only three members, none of which were considered to be independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), VEDO had determined that it was impractical to form an audit committee of the board of directors.  The entire board of directors of VEDO has acted as the audit committee as specified in section 3(a)(58)(B) of the Exchange Act.  Recently, Mr. Jerry Kendall and Mr. Ricardo Salas, both of whom are considered to be independent, joined the board of directors and the board has formed an audit committee to be comprised of Messrs. Kendall, Salas, and Hill. VEDO does not have an audit committee financial expert as defined by Item 401(e) of Regulation S-B of the Exchange Act at this time because VEDO believes that it are not in a position to attract suitable candidates due to insufficient capital resources. VEDO is not required by the OCTBB to have either an audit committee or an audit committee financial expert.

Code of Ethics

          VEDO has adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. This Code of Ethics has been filed with the Securities and Exchange Commission as Exhibit 14.1 to the Annual Report on Form 10-KSB filed on March 29, 2004 and is posted on VEDO’s Internet website (www.villageedocs.com). Any amendments or waivers to this Code of Ethics with respect to VEDO’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) will be posted on VEDO’s web site. One may also obtain, without charge, a copy of this Code of Ethics by contacting VEDO’s Investor Relations Department at (714) 368-8705.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS OF VILLAGEEDOCS

          The following table sets forth certain information with respect to the beneficial ownership of shares of VEDO’s common stock owned as of December 31, 2005 beneficially by (i) each person who beneficially owns more than 5% of the outstanding common stock, (ii) each director of VEDO, (iii) the President and Chief Executive Officer of VEDO, the executive officers and significant employees of VEDO whose cash and non-cash compensation for services rendered to VEDO for the year ended December 31, 2005 exceeded $100,000, and (iv) all of VEDO’s directors, executive officers, and significant employees as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class (3) (4)

James Townsend (5)	11,082,046	9.4

C. Alan Williams (6)	64,883,068	54.4

K. Mason Conner (7)	3,325,925	2.8

J. Thomas Zender (8)	1,423,827	1.2

H. Jay Hill (9)	2,389,827	2.0

James L. Kolassa (10)	360,000	*

James L. Campbell (11)	5,260,000	4.4

Stephen A. Garner (12)	5,260,000	4.4

Ricardo A. Salas	—	*

Jerry T. Kendall	—	*

All directors, executive officers, and significant employees as a group (11 persons) (13)	20,866,352	17.5

          * Less than 1%

          (1) The address of each individual is in care of VEDO.

          (2) Represents sole voting and investment power unless otherwise indicated.

          (3) Based on approximately 99,167,526 shares of VEDO’s common stock outstanding at November 30, 2005,  plus, as to each person listed, that  portion of VEDO common stock subject to outstanding options, warrants, and convertible debt which may be exercised or converted by such person, and as to all directors and executive officers as a group, unissued shares of  VEDO common stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options or  warrants, or conversion of convertible debt within 60 days of November 30, 2005.

          (4) Excludes 70,646,549 shares reserved for issuance under outstanding options and warrants.

          (5) Includes options to acquire 58,767 shares of common stock at $2.50 per share, and options to purchase 101,795 shares of common stock at $0.1875 per share.

          (6) Includes $153,786 of debt and accrued interest convertible to 1,229,897 shares of common stock at $0.14 per share and warrants to acquire 5,000,000 shares at $0.10 per share.

          (7) Includes options to acquire 600,000 shares of common stock at $0.25 per share, options to acquire 58,767 shares at $2.50 per share, options to acquire 1,719,658 shares at $0.1875 per share, options to acquire 700,000 shares at $0.15 per share, and warrants to acquire 200,000 shares at $0.15 per share.

          (8) Includes options to acquire 290,000 shares of common stock at $0.20 per share, options to acquire 58,767 shares at $2.50 per share, and options to acquire 735,060 shares at $0.1875 per share, and options to acquire 100,000 shares at $0.15 per share.

          (9) Includes options to acquire 200,000 shares of common stock at $0.20 per share, options to acquire 58,767 shares at $2.50 per share, options to acquire 549,062 shares at $0.1875 per share, options to acquire 600,000 shares at $0.18 per share, options to acquire 400,000 shares at $0.10 per share, options to acquire 100,000 shares at $0.15 per share, and warrants to acquire 350,000 shares at $0.15 per share.

          (10) Includes options to acquire 360,000 shares of common stock at $0.18 per share.

          (11)  Includes debt convertible to 1,960,000 shares of common stock at $0.102 per share

          (12)  Includes debt convertible to 1,960,000 shares of common stock at $0.102 per share

          (13)  Includes 66,667 shares and options to purchase 120,000 shares of common stock at $2.50 per share, options to purchase 387,500 shares of common stock at $0.1875 per share, and options to purchase 130,000 shares of common stock at $0.15 per share held by Michael A. Richard. Also includes warrants to purchase 1,200,000 shares of common stock at $0.15 per share held by Alexander Riess and warrants to purchase 800,000 shares of common stock at $0.15 per share held by William Falcon.

Securities Authorized for Issuance Under Equity Compensation Plans

          The following provides information, as of December 31, 2004, concerning compensation plans (including individual compensation arrangements) under which equity securities of VEDO are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighed-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	20,093,670	$0.41	12,906,330

Equity compensation plans not approved by security holders	5,016,000	$0.10	--

Total	25,109,670	$0.35	12,906,330

Business of GoSolutions

Industry Background

          Unified communications is the convergence of traditional voice telephony communications and email/fax applications. Although it originally started out within legacy enterprise email and voice mail environments as “unified messaging,” unified communications has quickly become the focal point for all public Internet-based multimedia and cross-media communications.

          Additionally, the GoSolo service utilizes speech recognition technology giving GoSolo a distinct competitive advantage in the emerging marketplace for speech-based solutions. GoSolo employs speech recognition technology provided by Nuance Communications, the leading speech recognition development company.

          The unified communications market consists of platforms, services and user communication devices that allow different modes of communications (wireline and wireless voice calls, email, voice mail, fax, and instant messaging) to interoperate seamlessly from the user’s perspective.

          Unified communications can be deployed on a large scale by service providers (telecom operators, ISPs or ASPs) and on a smaller scale by enterprises. For service providers, which are striving to move up the value chain and reduce customer churn, unified communications provides value-added applications that can potentially lock customers into one convenient messaging in-box, thereby winning and holding their loyalty.

          With the GoSolo service offering, GoSolutions is able to delivery an advanced service offering that aggregates many enhanced communications solutions into a bundled application suite. Additionally, the service can be quickly provisioned and billed. The benefits to communications service providers, enterprises and end users are many, including a single interface to manage and control multi-message formats (fax, voice mail, email) and network-based access to enhanced telecommunication services.

The GoSolutions’ Solution

          GoSolutions, Inc., incorporated in Florida in November 2000, is a privately held communications solutions provider (“CSP”) offering hosted access to unified messaging and enhanced telephony services. GoSolutions serves its customers at the enterprise, reseller and retail level. GoSolutions’ primary line of business is to develop, customize, market and support the efficient delivery of the GoSolo unified communications service. As a result, GoSolutions has proficiencies in telephony and Internet applications development, network operations, customer care, billing, sales and marketing, and systems integration.

          GoSolutions provides a full-range of messaging and enhanced communications solutions for enterprise and reseller customers. These services include:

•	Unified communications services – integrated voice, fax and email messaging solution, complete with enhanced calling and advanced message distribution features. Service branded as GoSolo.

•	System integration – Internet/telephony applications development and customization services for back-office integration of core messaging features and distribution list automation.

•	Network management/operations – hosting/carrier partner management, facilities managements, network monitoring and Internet/telephony system architecture and design.

•	Customer support – account management, billing, fulfillment, collections, training and other services related to the end-user experience.

•

Channel management – sales and marketing support, and reseller program development and management. Special marketing services to include multimedia promotional materials, website design and development, copy writing, print design, product marketing and strategic planning.

Customers

          The GoSolo service is available to anyone who wants to signup online at www.gosolutions.com. In addition, we have numerous subscribers and a close working relationship with the following companies:

          Citigroup (NYSE: C)

•	Primerica Financial Services – Field Representatives

•	Primerica Financial Services, US Corporate Headquarters

•	Primerica Financial Services, Canada Corporate Headquarters – Toronto, Canada

•	CitiSolutiones Corporate Headquarters – Madrid, Spain

•	National Benefit Life

•	Travelers Life and Annuity

•	Travelers Bank

•	Citigroup Asset Management

•	Citibank Mortgage

          GoSolutions largest client is Primerica Financial Services. GoSolutions has serviced the Primerica account since September of 2001, and currently supports nearly 25,000 Primerica reps and affiliated users. In 2003, GoSolutions contracted with VarTec Telecom to provide hosted voicemail service to their nationwide customer base. Currently, GoSolutions hosts approximately 21,000 voicemail accounts for VarTec.

          In 2004, GoSolutions undertook an initiative to componentize the unified communication service so that GSI could offer a wide range of bundled services customized to the needs of the buyer. As a consequence two new products were launched:

•	Go 800 - a toll-free number service with find me capabilities and a voicemail box, and

•	GoConferencing – a bundled audio and web conferencing service

          GoSolutions products are targeted at the SOHO user, and are marketed to organizations whose members include a distributed network of SOHO agents/employee. Direct Sales organizations have been the largest adopters of the products and are the primary target market. GoSolutions also markets the service through the internet using technologies that include search engine optimization (SEO), affiliate and viral marketing, and e-commerce / self-provisioning.

          Revenue for the fiscal years ended December 31, 2004 and 2003 were $8,684,875 and $6,407,335, respectively.

          Revenue and Net Income through September 30, 2005, for GoSolutions were $5,316,980 and $582,709 respectively.

Intellectual Property and Other Proprietary Rights

          GoSolutions currently owns all right, title, and interest in GoSolo, the software application upon which its hosted communications services are based. In addition, GoSolutions is the registered holder of the following trademarks and service marks: GoSolo and “We hear what you’re saying ™”

Competition

          The competitive environment for the GoSolo product line has gone through significant change in the last five years. A number of Unified Communication players that were dominant in the early GoSolutions days died off in the “Dot-bomb” days around the turn of the century, including Wildfire and Orchestrate and more recently Webley. A number of the other large players, including Glenayre, VoiceComm, and OpenWave have chosen to focus on the telecommunications services providers as their target market. In the Direct Sales channel, where GoSolutions has been most successful, new competition has arisen, namely from Smart Office Solutions, and RingCentral. Other retail players that we compete with occasionally include AccessLine and uReach.

          As is evident by the fact that there is no dominant player in the market, and that after five years, the market has not matured, there is some risk in continuing in this space. Additionally, there are a number of Voice Over IP (VoIP) companies that are delivering similar enhanced services, bundled with local and unlimited long distance calling, that are becoming more of a direct competitive threat. GoSolutions recognizes the increasingly competitive nature of this market and continues to try to keep pace with the change and identify niches to exploit.

Employees

          GoSolutions currently has 38 employees including, Thor Bendickson, President/CEO; Fred Burris, CFO; Shaun Pope, Executive Vice President; and Benjamin A. Stolz, General Counsel.

Facilities

          GoSolutions is currently headquartered in 5,700 square feet of class “A” office space at “The Tides” office building located at 1901 Ulmerton Road, Suite 400, Clearwater, FL 33762. The Company can be reached by phone at (727) 821-6565 and by fax at (727) 898-9315.

GOSOLUTIONS MANAGEMENT

Executive Officers and Directors

          The following table sets forth information with respect to the current executive officers and directors of GoSolutions as of February 2, 2006.

Name	Position

Thor R. Bendickson	President/Chief Executive Officer
Fred A. Burris	Chief Financial Officer
Shaun C. Pope	Exec. Vice President
Benjamin A. Stolz	General Counsel
Larry C. Morgan	Director
Daniel M. Doyle, Sr.	Director
W.Thompson Thorn, III	Director
Tom C. Lokey	Director
Ronald J. Mudry	Director

FINANCIAL STATEMENTS

Historical Financial Statements

          Attached hereto as an Annex III are the financial statements of GoSolutions for the nine months ended September 30, 2005 and years ended December 31, 2004 and 2003 and the unaudited balance sheet and statement of operations for the three months ended December 31, 2005. The financial statements for VEDO for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005 are included as part of VEDO’s Form 10-KSB and Form 10-QSB, respectively.

Unaudited Pro Forma Combined Condensed Financial Statements

          Attached hereto as an Exhibit are unaudited pro forma condensed combined financial statements derived from historical financial statements of VEDO and the historical financial statements of GoSolutions. The unaudited pro forma condensed combined balance sheet comes from the historical consolidated balance sheets of each of GoSolutions and VEDO as of September 30, 2005, and assumes for each that the Merger occurred on such date. The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2004 and nine month period ended September 30, 2005 combines the historical consolidated statements of income of VEDO and GoSolutions for such periods and assumes that the Merger was consummated as of the beginning of such period. The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily representative of what VEDO’s consolidated results of operations or financial position would have been had the Merger in fact occurred on the Effective Time and are not intended to project VEDO’s consolidated results of operations or financial position for any future period or date the information set forth should be read in conjunction with VEDO’s consolidated financial statements and GoSolutions’ consolidated financial statements, all of which are included elsewhere herein or attached as Annex III hereto.

AVAILABLE INFORMATION

          VEDO is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). Reports, proxy statements and other information filed by VEDO may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E. Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. VEDO maintains a website at http://www.VillageEDOCS.com.

          This Memorandum incorporates important business and financial information about VEDO that is included in VEDO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, VEDO’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, VEDO’s Current Report on Form 8-KS dated October 5, 2005 and October 24, 2005, VEDO’s Schedule 14C, dated December 19, 2005 and VEDO’s Selling Shareholder Prospectus, dated August 11, 2005 (collectively, the “Periodic Reports”), which are available at www.sec.gov., which can also be found on VEDO’s website set forth above. Any statement contained in any such document shall be deemed to be modified or superseded for purposes of this Memorandum to the extent that a statement contained herein or in any other such document modifies or supersedes such statement.

          All information contained in this Memorandum relating to VEDO or Merger Sub has been supplied by VEDO and all information relating to GoSolutions has been supplied by GoSolutions.

GOSOLUTIONS, INC.
1901 ULMERTON ROAD, SUITE 400, CLEARWATER, FLORIDA 33762
SPECIAL MEETING OF SHAREHOLDERS
TO BE CONVENED FEBRUARY 27, 2006

BOARD OF DIRECTOR SOLICITED SHAREHOLDER PROXY

The Board of Directors recommends a vote “FOR” Proposal 1

          The undersigned, revoking all prior proxies, hereby appoints Thor Bendickson, with full power of substitution, the proxies of the undersigned to vote all shares of the capital stock of GoSolutions, Inc. (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held as described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement for the meeting (collectively the “Proxy Statement”), and at any and all adjournments thereof (the “Meeting”), on the matter described in the Proxy Statement as follows:

          1.          MERGER TRANSACTION. The Board of Directors recommends a VOTE FOR this proposal:

To approve the Agreement and Plan of Reorganization, dated as of February 16, 2006, between the Company and a wholly-owned subsidiary of VillageEDOCS, and the merger contemplated thereby.

FOR ☐	AGAINST ☐
ABSTAIN ☐

         THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL ONE (1).

          Shareholders may revoke their proxies at any time before they are voted at the Meeting by giving written notice to the Corporate Secretary of the Company, or by delivering to the Company’s main office a duly executed proxy bearing a letter date, or upon request if the shareholder is present at the Meeting and votes in person.

          In order that the appropriate arrangements may be made for the Meeting, please indicate whether you plan to attend the Meeting:

☐	I do plan to attend the Meeting.

☐	I do not plan to attend the Meeting.

Receipt of the Proxy Statement is hereby acknowledged.

DATED: ____________________, 2006

(signature of shareholder)	(signature of joint shareholder, if any)

(printed name)	(printed name of joint shareholder, if any)

Number of Shares/ Class of Shares (common stock or preferred stock)

          Please complete the date of this Proxy, then sign the same exactly as your name appears on the envelope within which this material has been received. If shares are owned of record jointly, each shareholder must sign. Agents, personal representatives, guardians and trustees must give full title as such. Corporations should sign by their president or other authorized officer, and evidence of such authorization should be presented. Mark each vote with an X in the appropriate box.

          YOUR VOTE IS VERY IMPORTANT. Please mark, date, sign and return in the accompanying envelope.